                                                                    Exhibit 10.8



                                CREDIT AGREEMENT

                                      AMONG

                                MOBILEPRO CORP.,

                             DAVEL ACQUISITION CORP.


                                      -AND-

                      AIRLIE OPPORTUNITY MASTER FUND, LTD.


                          DATED AS OF NOVEMBER 15, 2004

                                   $15,200,000

                                TABLE OF CONTENTS

SECTION 1  THE LOAN...............................................................................................  1

1.01  Loan .......................................................................................................  1
1.02  Closing.....................................................................................................  1
1.03  The Note and Credit and Security Documents..................................................................  2
1.04  Interest....................................................................................................  2
1.05  Collateral..................................................................................................  3

SECTION 2  FEES AND WARRANTS......................................................................................  4

2.01  Closing Fees................................................................................................  4
2.02  Due Diligence Fee...........................................................................................  4
2.03  [Intentionally Omitted].....................................................................................  4
2.04  Early Termination Fee.......................................................................................  4
2.05  Loan Extension Fee and Cash Interest Prepayment.............................................................  5
2.06  Warrants....................................................................................................  5

SECTION 3  PREPAYMENT, PREPAYMENT PREMIUM AND OTHER COMPENSATION..................................................  6

3.01  Voluntary Prepayments.......................................................................................  6
3.02  Prepayment Premium..........................................................................................  6
3.03  Method and Place of Payment.................................................................................  6
3.04  Net Payments................................................................................................  7
3.05  Increased Costs and Reduced Return..........................................................................  7
3.06  Joint and Several Liability of the Borrowers and Davel Credit Parties.......................................  8

SECTION 4  CONDITIONS PRECEDENT TO LOAN...........................................................................  9

4.01  Conditions Precedent to Effectiveness.......................................................................  9

SECTION 5  REPRESENTATIONS, WARRANTIES AND AGREEMENTS ...........................................................  12

5.01  Status.....................................................................................................  13
5.02  Power and Authority........................................................................................  13
5.03  No Violation ..............................................................................................  13
5.04  Litigation.................................................................................................  13
5.05  Margin Regulations.........................................................................................  13
5.06  Governmental Approvals.....................................................................................  14
5,07  Investment Company Act.....................................................................................  14
5.08  Public Utility Holding Company Act.........................................................................  14
5.09  True and Complete Disclosure...............................................................................  14
5.10  Financial Condition; Financial Statements..................................................................  14
5.11  Security Interests.........................................................................................  15
5.12  Material Contracts and Davel Acquisition Documents.........................................................  16
5.13  Tax Returns and Payments...................................................................................  16
5.14  Compliance with ERISA......................................................................................  16
5.15  Subsidiaries...............................................................................................  17
5.16  Intellectual Property......................................................................................  17
5.17  Environmental Matters......................................................................................  17
5.18  Properties ................................................................................................  18
5.19  Capitalization.............................................................................................  18
5.20  Labor Relations............................................................................................  18


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
5.21  Compliance with Statutes, etc..............................................................................  19
5.22  Permits, etc...............................................................................................  19
5.23  [Intentionally Omitted]....................................................................................  19
5.24  Taxes, Etc.................................................................................................  19
5.25  Regulations T, U and X.....................................................................................  19
5.26  Adverse Agreements, Etc....................................................................................  19
5.27  Full Disclosure............................................................................................  19
5.28  Operative Lease Obligations................................................................................  20
5.29  Solvency...................................................................................................  20
5.30  Location of Bank Accounts..................................................................................  20
5.31  Customers and Suppliers....................................................................................  20
5.32  No Bankruptcy Filing.......................................................................................  20
5.33  Existence..................................................................................................  20
5.34  Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive
      Office; FEIN...............................................................................................  20
5.35  Patents and Tradenames.....................................................................................  20
5.36  Locations of Collateral....................................................................................  21
5.37  Security Interests.........................................................................................  21
5.38  The SEDA...................................................................................................  21
5.39  Schedules..................................................................................................  21
5.40  Representations and Warranties in Documents; No Default....................................................  21

SECTION 6  AFFIRMATIVE COVENANTS.................................................................................  21

6.01  Information Covenants......................................................................................  21
6.02  Books, Records and Inspections.............................................................................  23
6.03  Insurance..................................................................................................  23
6.04  Payment of Taxes...........................................................................................  24
6.05  Corporate Franchises.......................................................................................  24
6.06  Compliance with Statutes, etc..............................................................................  24
6.07  ERISA......................................................................................................  24
6.08  Good Repair................................................................................................  25
6.09  Maintenance of Fiscal Year and Fiscal Quarters.............................................................  25
6.10  Additional Security; Further Assurances....................................................................  25
6.11  Compliance with Environmental Laws.........................................................................  26
6.12  Use of Proceeds............................................................................................  26
6.13  Locations, Etc.............................................................................................  27
6.14  Payment and Allocation of Extraordinary Receipts...........................................................  27
6.15  Master Depositary Account..................................................................................  27
6.16  The Registrable Securities.................................................................................  28
6.17  Joinder Agreement..........................................................................................  28
6.18  Other Matters..............................................................................................  29
6.19  Post Closing Obligations...................................................................................  29

SECTION 7  NEGATIVE COVENANTS....................................................................................  29

7.01  Changes in Business........................................................................................  29
7.02  Consolidation, Merger, Sale or Purchase of Assets, etc.....................................................  29
7.03  Liens......................................................................................................  31
7.04  Indebtedness...............................................................................................  32
7.05  Limitation of Total Indebtedness and Capital Expenditures..................................................  33
7.06  Advances, Investments and Loans............................................................................  33

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
7.07  Limitation on Creation of Subsidiaries.....................................................................  34
7.08  Prepayments; Modifications.................................................................................  35
7.09  Dividends and Distributions, etc...........................................................................  35
7.10  Transactions with Affiliates...............................................................................  36
7.11  Consolidated EBITDA of Davel Group.........................................................................  36
7.12  Tangible Net Worth.........................................................................................  37
7.13  Minimum Consolidated EBITDA of MobilePro...................................................................  37

SECTION 8  EVENTS OF DEFAULT.....................................................................................  37

8.01  Payments...................................................................................................  37
8.02  Representations, etc.......................................................................................  37
8.03  Covenants..................................................................................................  38
8.04  Default under Other Agreements.............................................................................  38
8.05  Bankruptcy, etc............................................................................................  38
8.06  ERISA......................................................................................................  38
8.07  Credit and Security Documents..............................................................................  39
8.08  Guaranty...................................................................................................  39
8.09  Judgments..................................................................................................  39
8.10  Litigation.................................................................................................  39
8.11  Change of Control..........................................................................................  39
8.12  Change in Management.......................................................................................  39

SECTION 9.  DEFINITIONS..........................................................................................  40

SECTION 10.  MISCELLANEOUS ......................................................................................  49

10.01  Payment of Expenses, etc..................................................................................  49
10.02  Right of Setoff...........................................................................................  50
10.03  Notices...................................................................................................  50
10.04  Benefit of Agreement......................................................................................  50
10.05  No Waiver; Remedies Cumulative............................................................................  51
10.06  Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial....................................  51
10.07  Counterparts..............................................................................................  52
10.08  Effectiveness.............................................................................................  52
10.09  Headings Descriptive......................................................................................  52
10.10  Amendment or Waiver.......................................................................................  52
10.11  Survival..................................................................................................  52
10.12  Domicile of Loan..........................................................................................  52
10.13  Confidentiality...........................................................................................  52
10.14  Insurance.................................................................................................  53
10.15  Construction..............................................................................................  53

EXHIBITS:

EXHIBIT A       Schedule of Additional Davel Credit Parties
EXHIBIT B       Form of Note
EXHIBIT C       Form of MobilePro Pledge Agreement
EXHIBIT D       Form of Purchaser Pledge Agreement
EXHIBIT E       Form of Collateral Debt and Security Assignment Agreement
EXHIBIT F-1     Form of Existing MobilePro Subsidiaries Guaranty
EXHIBIT F-2       Form of Borrowers Security Agreement
EXHIBIT G       Form of Davel Credit Parties Guaranty
EXHIBIT H       Form of Davel Credit Parties Security Agreement
EXHIBIT I       Form of Intellectual Property Assignment Agreement
EXHIBIT J       Form of Intercreditor Agreement
EXHIBIT K       Form of Cornell Assignment Agreement
EXHIBIT L       Form of Warrant
EXHIBIT M       Form of Forbearance Agreement
EXHIBIT N       Form of Legal Opinion
EXHIBIT O       Form of Registration Rights Agreement
EXHIBIT P       Form of Depositary Account Agreement
EXHIBIT Q       Form of Joinder Agreement

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT ("AGREEMENT" or "CREDIT AGREEMENT") dated as of November 15, 2004, is made and entered into by and among MOBILEPRO CORP., a Delaware corporation ("MOBILEPRO"); DAVEL ACQUISITION CORP., a Delaware corporation (the "PURCHASER") and AIRLIE OPPORTUNITY MASTER FUND, LTD., a Cayman Islands company ("AIRLIE" or the "LENDER"). MobilePro and the Purchaser are hereinafter collectively referred to as the "BORROWERS." Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined. Pursuant to the Joinder Agreement to be executed immediately following the Closing Date, this Agreement shall also applicable to and binding upon each of DAVEL COMMUNICATIONS, INC., a Delaware corporation ("DAVEL"); DAVEL FINANCING COMPANY LLC, a Delaware limited liability company ("DAVEL FINANCING"); PHONETEL TECHNOLOGIES, INC., an Ohio corporation ("PHONETEL"); CHEROKEE COMMUNICATIONS, INC., a Texas corporation ("CHEROKEE"). Davel, Davel Financing, Phonetel, Cherokee and each direct and indirect domestic Subsidiary of Davel, Davel Financing, Phonetel and Cherokee listed on EXHIBIT A annexed hereto, are hereinafter individually referred to as a "DAVEL CREDIT PARTY" and collectively referred to as the "DAVEL CREDIT PARTIES."

                                  WITNESSETH:

WHEREAS, Foothill Capital Corporation ("FOOTHILL"), as agent and the other lenders (collectively, with Foothill, the "SELLING LENDERS") and the Davel Credit Parties are parties to (a) an amended, restated and consolidated credit agreement, dated as of July 24, 2004, as amended on March 31, 2003, February 24, 2004 and August 11, 2004 (the "SELLING LENDERS CREDIT AGREEMENT"), (b) an amended, restated and consolidated security agreement, dated as of July 24, 2002 among (the "SELLING LENDERS SECURITY AGREEMENT"), and (c) other documents and instruments associated with the Selling Lenders Credit Agreement and Selling Lenders Security Agreement (together with the Selling Lenders Credit Agreement and Selling Lenders Security Agreement, the "SELLING LENDERS LOAN DOCUMENTS"); and

WHEREAS, the Selling Lenders own shares of the common stock, $0.01 par value per share (the "DAVEL COMMON STOCK"); which such shares of Davel Common Stock (the "DAVEL SUBJECT SHARES") represents 95.2% of the issued and outstanding shares of Davel Common Stock; and

WHEREAS, the Purchaser, a wholly-owned Subsidiary of MobilePro, wishes (i) to purchase from the Selling Lenders all of the obligations of the Davel Credit Parties that are owed to the Selling Lenders under the Selling Lenders Loan Documents (the "DAVEL CREDIT PARTIES DEBT"); (ii) to purchase from the Selling Lenders the "CERBERUS SUBORDINATED DEBT" (as defined in Section 9 hereof); and
(iii) subject to the agreement among MobilePro, the Davel Credit Parties and the Purchaser, to be assigned all of the Davel Subject Shares; and

WHEREAS, the Borrowers have requested that the Lender make a loan to the Borrowers as provided by this Agreement in accordance with the terms and provisions hereof with a view to facilitating the Purchaser's acquisition of the Davel Credit Parties Debt, the Cerberus Subordinated Debt and the Davel Subject Shares; and

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

SECTION 1. THE LOAN.

1.01 Loan. Subject to and upon the terms and conditions herein set forth, the Lender shall make a term loan to the Borrowers, in an aggregate amount of $15,200,000 (the "LOAN"). On the Closing Date, the principal amount of the Loan shall be made by the Lender hereunder and shall accrue interest, at the Interest Rate described in Section 1.04 below, from the "Closing Date" (as hereinafter defined). Once repaid in whole or in part, the Loan or any part thereof repaid hereunder may not be reborrowed.

1.02 Closing. No later than 3:00 P.M. (New York time) on the Closing Date, the Lender will make available the amount of the Loan in the manner provided below. All such amounts shall be made available to the Borrowers in

U.S. Dollars and by wire transfer of immediately available funds to such accounts as shall be requested by the Borrowers and approved by the Lender, pursuant to a mutually acceptable pay proceeds instruction letter (the "PAY PROCEEDS LETTER"). Subject to satisfaction of all of the conditions precedent to the Loan specified in Section 4 of this Credit Agreement, the Lender shall make the Loan to the Borrowers on the Closing Date referred to in Section 4.01 below; being a date that shall be on the same day and immediately following the date on which the Purchaser shall have consummated the purchase of the Davel Credit Parties Debt, the Cerberus Subordinated Debt and the Davel Subject Shares pursuant to the terms of the Davel Acquisition Documents.

1.03 The Note and Credit and Security Documents.

         (a) The principal amount of the Loan made to the Borrowers by the Lender and all accrued and unpaid interest thereon shall repaid in two installments: (i) as to $2,200,000 (the "INITIAL INSTALLMENT"), on the earlier of (A) receipt by the Borrowers or any of the Davel Credit Parties of the cash portion of the "MCI/DeutcheTelcom Payment" (as defined), or (B) November 30, 2004, and (ii) as to the balance of $13,000,000 (the "FINAL INSTALLMENT"), on November 15, 2005 (the "MATURITY DATE"). The Maturity Date for payment of the $13,000,000 Final Installment shall be subject to Borrowers right to extend such Maturity Date to May 15, 2006, as permitted in Section 2.05 hereof, after payment of the Loan Extension Fee and subject to Borrowers' compliance with all applicable terms and conditions set forth therein. The Loan shall be evidenced by the term promissory note of the Borrowers, substantially in the form of EXHIBIT B annexed hereto and made a part hereof (the "NOTE"). The due date for payment of the Initial Installment may not be extended by the Company for any reason.

         (b) All of the Obligations of the Borrowers to the Lender shall be evidenced by the Note, this Agreement and the other Credit and Security Documents executed and delivered by the Borrowers and the other Davel Credit Parties on the Closing Date.

1.04 Interest. The Loan shall bear interest from the Closing Date until the Maturity Date of the Note (whether by acceleration or otherwise) at a rate per annum equal to the Cash Interest Rate and the PIK Interest Rate which shall equal 23% per annum (the "TOTAL INTEREST RATE"). Interest on the Loan shall be payable as set forth in this Section 1.04 below.

         (a) Cash Interest. The Note shall bear interest, payable by the Borrowers only in cash (the "CASH INTEREST") at the rate of 15% per annum (the "CASH INTEREST RATE"), payable quarterly in an amount equal to 3.75% per quarter on the total outstanding principal amount of the Note (inclusive of accrued PIK Interest referred to in Section 1.04(b) below); provided, that in the event of a partial repayment of the Note prior to any Interest Payment Date, the interest payment due on the next Interest Payment Date shall be calculated on a 360 day year basis based on the average daily outstanding balance of the Note during such quarterly period. Such Cash Interest shall be paid on each of February 15, 2005, May 15, 2005, August 15, 2005 and November 15, 2005, and (if the Maturity Date under the Note shall be extended as provided herein and in the Note) on the 15th day of each subsequent February, May, August and November thereafter, until the Note and all other Obligations to the Lender shall have been paid in full (each an "INTEREST PAYMENT DATE").

         (b) PIK Interest. In addition to the Cash Interest, on each Interest Payment Date, interest at the rate of 8% per annum compounded quarterly (the "PIK INTEREST") shall accrue and be added to the outstanding principal amount of the Loan and the Note on each Interest Payment Date in an amount equal to 2% per quarter on all outstanding principal amount of the Note (inclusive of accrued PIK Interest); provided, that in the event of a partial repayment of the Note prior to any Interest Payment Date, the interest payment due on the next Interest Payment Date shall be calculated on a 360 day year basis based on the average daily outstanding balance of the Note during such quarterly period. Except as otherwise provided in Section 2.05 hereof, all PIK Interest shall be paid in full in cash on the date of payment in full of the Note and all other Obligations to the Lender, whether on the Maturity Date or Final Maturity Date of the Loan, in connection with the prepayment of all Obligations, or as a result of the occurrence of an Event of Default, as hereinafter provided.

1.05 Collateral. As collateral security to secure payment and performance of all of the Obligations of the Borrowers and the other Davel Credit Parties to the Lender, on the Closing Date, the Borrowers, the "Existing MobilePro Subsidiaries" (hereinafter defined) and the other Davel Credit Parties shall grant to the Lender (and any successor-in-interest, as provided in the Intercreditor Agreement, described below), as collateral agent, for (i) itself,
(ii) any subsequent Lender under the Loan Documents, and (iii) Cornell Capital Partners, L.P. ("CORNELL CAPITAL"), a first priority Lien and security interest in and to all of the assets and securities described below (the "COLLATERAL"); provided, however, that, when used in this Credit Agreement and in any of the "Credit and Security Documents" described below in this Section 1.05, the term "Collateral" shall NOT mean or include those specific Liens and security interests securing the obligations set forth in paragraphs one through six on
Schedule 5.11 annexed hereto and made a part hereof (the "EXCLUDED COLLATERAL"):

         (a) MobilePro shall (i) grant to the Lender, as collateral agent, a first priority Lien and security interest, and pledge directly to the Lender 100% of the issued and outstanding shares of capital stock of the Purchaser; and
(ii) cause each of MobilePro's Subsidiaries to grant to the Lender, as collateral agent, a first priority Lien and security interest, and pledge to the Lender, 100% of the issued and outstanding shares of capital stock of each of the following direct and indirect Subsidiaries of MobilePro: (A) DFW Internet Services, Inc.; (B) The River Internet Access Co.; (C) WorldTrade Network, Inc.;
(D) C.L.Y.K., Inc., d/b/a Affinity Telecom; (E) CloseCall America, Inc., (F) Ticon net, Inc.; (G) NeoReach, Inc.; (H) Internet Express, Inc.; (I) ShreveNet, Inc.; (J) Clover Computer Corporation; (K) US One Acquisition Corp. d/b/a US1 Telecommunications, Inc., and (L) August-Net Services, Inc. (collectively, the "EXISTING MOBILEPRO SUBSIDIARIES"), all pursuant to the terms and conditions of the pledge agreement in the form of EXHIBIT C annexed hereto and made a part hereof (the "MOBILEPRO PLEDGE AGREEMENT");

         (b) The Purchaser shall grant to the Lender, as collateral agent, a first priority Lien and security interest, and pledge direct to the Lender (i) all of the Davel Subject Shares purchased from the Selling Lenders pursuant to the Davel Acquisition Documents, (ii) all additional shares of Davel Common Stock that the Purchaser, MobilePro or any of their Affiliates may subsequently acquire, by merger, tender offer, open market purchases or otherwise, and (iii) all of the shares of capital stock of each of the Davel Credit Parties, now or hereafter issued or acquired, all pursuant to the terms and conditions of the pledge agreement in the form of EXHIBIT D annexed hereto and made a part hereof (the "PURCHASER PLEDGE AGREEMENT");

         (c) The Purchaser shall collaterally assign to the Lender, with the consent and approval of each of the Selling Lenders, all of the Davel Credit Parties Debt and the Cerberus Subordinated Debt to be acquired from the Selling Lenders under the Davel Acquisition Documents, including all of the rights of the Selling Lenders under the Selling Lenders Credit Agreement, the Selling Lenders Security Agreement and other Selling Lenders Loan Documents, all pursuant to the Collateral Assignment of Debt Obligations, Credit Agreement and Security Agreement annexed hereto as EXHIBIT E hereto and made a part hereof (the "COLLATERAL DEBT AND SECURITY ASSIGNMENT Agreement");

         (d) Each of the Existing MobilePro Subsidiaries shall unconditionally and irrevocably guaranty (i) to Cornell Capital all of the Cornell Capital Obligations, and (ii) to the Lenders all of the Obligations of the Borrowers under this Credit Agreement and the other Loan Documents, pursuant to the guaranty in the form of EXHIBIT F-1 annexed hereto and made a part hereof (the "EXISTING MOBILEPRO SUBSIDIARIES GUARANTY");

         (e) In order to: (i) secure their Obligations under this Credit Agreement and the Cornell Capital Obligations, the Borrowers shall grant to the Lender, as collateral agent, a first priority Lien and security interest on all of the assets and properties of MobilePro; and (ii) secure their obligations and covenants under the Existing MobilePro Subsidiaries Guaranty, each of the Existing MobilePro Subsidiaries shall grant to the Lender, as collateral agent, a first priority Lien and security interest on all of the assets and properties of such Existing MobilePro Subsidiaries; all in accordance with the security agreement between Lender, Cornell Capital, the Borrowers and the Existing MobilePro Subsidiaries, in the form of EXHIBIT F-2 annexed hereto and made a part hereof (the "BORROWERS SECURITY AGREEMENT");

         (f) In consideration for the Lender entering into the "DAVEL CREDIT PARTIES FORBEARANCE AGREEMENT" (hereinafter defined), each of the Davel Credit Parties shall unconditionally and irrevocably guaranty all of the Obligations of the Borrowers pursuant to the guarantees in the form of EXHIBIT G annexed hereto and made a part hereof (the "DAVEL CREDIT PARTIES GUARANTY");

         (g) To secure the Obligations of the Davel Credit Parties under the Davel Credit Parties Guaranty, the Davel Credit Parties shall grant to the Lender, as collateral agent, a first priority Lien and security interest on all of the assets and properties of the Davel Credit Parties, all in accordance with the security agreement between Lender and the Borrowers, in the form of EXHIBIT H annexed hereto and made a part hereof (the "DAVEL CREDIT PARTIES SECURITY AGREEMENT");

         (h) The Borrowers shall collaterally assign to the Lender, as collateral agent, individually for itself, any subsequent Lender under the Loan Documents and for Cornell Capital, all of the United States and foreign Letters Patent, patent applications, trademarks and other intellectual property of Borrower and each of its direct and indirect Subsidiaries, including all licenses in respect thereof, all in accordance with the Intellectual Property Collateral Assignment Agreement in the form of EXHIBIT I annexed hereto and made a part hereof (the "INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT");

         (i) The Lender shall enter into an intercreditor and collateral agency agreement with Cornell Capital and the Borrowers, all in accordance with the intercreditor agreement in the form of EXHIBIT J annexed hereto and made a part hereof (the "INTERCREDITOR AGREEMENT"); and

         (j) MobilePro shall assign to the Lender all of MobilePro's rights to request and receive "Advances" from Cornell Capital, pursuant to the Standby Equity Distribution Agreement, dated May 13, 2004, between MobilePro and Cornell Capital (the "CORNELL EQUITY AGREEMENT"), subject to the terms and conditions set forth in the form of Assignment Agreement annexed hereto as EXHIBIT K and made a part hereof (the "CORNELL ASSIGNMENT AGREEMENT").

All of the foregoing agreements and instruments referred to in Sections 1.05(a) through (i) above, are collectively referred to herein as the "CREDIT AND SECURITY DOCUMENTS."

SECTION 2. FEES AND WARRANTS.

2.01 Closing Fees. On the Closing Date, the Borrowers shall pay to the Lender and/or its designees a closing fee of $333,333 (the "CLOSING FEE"), which Closing Fee shall be deemed fully earned when paid.

2.02 Due Diligence Fee. MobilePro shall pay to the Lender a $110,000 due diligence fee (the "DUE DILIGENCE FEE"), to reimburse the Lender for fees and costs incurred in connection with certain of the legal, documentation and financial due diligence expenses of the Lender in connection with the transactions contemplated hereby, which Due Diligence Fee shall be deemed fully earned. MobilePro has paid to Lender $100,000 of such Due Diligence Fee; receipt of which is hereby acknowledged by Lender. In addition, to payment of the $10,000 balance of such Due Diligence Fee, on the Closing Date, the Borrowers shall reimburse the Lender for all of its actual out-of-pocket costs and expenses paid or payable in connection with obtaining lien searches and filing the Uniform Commercial Code ("UCC") financing statements contemplated by this Agreement.

2.03 [Intentionally omitted].

2.04 Early Termination Fee. If this Agreement is terminated and all Obligations are paid in full at any time prior the Maturity Date for any reason, including, without limitation, (A) as a result of the occurrence of an Event of Default,
(B) foreclosure and sale of Collateral, (C) sale of the Collateral in any Insolvency Proceeding, or (D) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then the Borrowers shall pay the Prepayment Premium to the Lender contemplated by Section 3.02 below, as though such payment in full were a Voluntary Prepayment subject to the provisions of Section 3.02.

2.05 Loan Extension Fee and Cash Interest Prepayment. In the event that: (i) no Event of Default under this Credit Agreement, any Credit and Security Document or other Loan Document shall have occurred, and (ii) the Borrowers notify the Lender in writing on a date that shall be not earlier than August 15, 2005 and not later than September 15, 2005 of their intention to extend the Maturity Date of the Final Installment (the "EXTENSION NOTICE"), such Maturity Date of the Loan and the Principal Amount of the Note, together with all accrued and unpaid PIK Interest thereon, may be extended to a date specified in the Extension Notice which date shall be not later than May 15, 2006 (the FINAL MATURITY DATE"); PROVIDED, THAT, on November 15, 2005 (the Business Day immediately following the November 15, 2005 Maturity Date), the Borrowers shall pay to the Lender either: (a) $246,795; or (b) such lesser amount as shall represent one and one-half percent (1.5%) of the then outstanding principal amount of the Note inclusive of all accrued PIK Interest on the Note (the "LOAN EXTENSION FEE"). In addition, simultaneous with payment of such Loan Extension Fee, the Borrowers shall pay to the Lender such additional cash amount as shall represent a prepayment of the two (2) quarterly installments of Cash Interest on the then outstanding Principal Amount that are due on the two consecutive Interest Payment Dates immediately following the date of the Extension Notice.

2.06 Warrants. On the Closing Date, MobilePro shall issue to the Lender and to Scion Capital, LLC ("SCION"), and/or their designees (collectively, the "WARRANT HOLDERS") seven year warrants (the "WARRANTS") entitling the Lender or its designees to purchase not less than 1,866,667 shares, and Scion or its designees to purchase not less than 3,733,333 shares (collectively, the "WARRANT SHARES") of the common stock, $0.001 per share, of MobilePro (the "MOBILEPRO COMMON STOCK"). Such Warrants:

         (a) shall be exercisable at an exercise price of $0.20 per share (the "EXERCISE PRICE");

         (b) may, at the option of the Warrant Holder, be exercised on a "cashless exercise" basis, for shares of MobilePro Common Stock, so that if the Current Market Price (as defined below) is greater than the Exercise Price (at the date of calculation, as set forth below), the Warrant Holder may elect to receive, without the payment of any additional consideration, shares of MobilePro Common Stock equal to the value of the "spread" or "profit," in which event MobilePro shall issue to the Warrant Holder a number of shares of MobilePro Common Stock computed using the following formula:

                                X = Y x (CMP-EP)
                                    ------------
                                       CMP

Where:   X     =  the number of shares of MobilePro Common Stock to be issued to the Holder pursuant to the cashless exercise

         Y     =  the number of shares of MobilePro Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, that portion of the Warrant requested to be exercised

         CMP   =  the Current Market Price (as of the date of such calculation)
                  of one share of MobilePro Common Stock

         EP    =  the Exercise Price (as adjusted as of the date of such
                  calculation).

The "CURRENT MARKET PRICE" of one share of MobilePro Common Stock as of a particular date shall be determined by (i) the volume weighted average trading price of the MobilePro Common Stock (the "VWAP"), or (ii) if there is no VWAP then available, the average of the low bid and high ask intra-day prices of the Company Common Stock (the "BID AND ASK PRICE"), as traded on any national securities exchange (or if not then so traded, as traded on the over-the-counter pink sheets), as reported by Bloomberg or a similar reputable market information provider, for the five trading days immediately prior to the date of any full or partial exercise of the Warrant (or if no reported sales took place on such day, the last date on which any such sales took place prior to the date of Notice of Exercise);

         (c) shall be exercisable, commencing on the EARLIEST to occur of: (i) May 15, 2006; (ii) payment in full of the Note and all Obligations to the Lender; (iii) the occurrence on an Event of Default; (iv) June 16, 2005, if a current registration statement covering the Warrants and the Warrant Shares has not been declared effective by the SEC or, subsequent to June 16, 2005, there shall exist any stop order in connection with such Registration Statement; or
(v) at any time after the VWAP is equal to or greater than $0.30 per share for a period of not less than five consecutive trading days; and

         (d) shall be in the form of Warrant annexed hereto as EXHIBIT L and made a part hereof.

SECTION 3. PREPAYMENT, PREPAYMENT PREMIUM AND OTHER COMPENSATION.

3.01 Voluntary Prepayments. Subject at all times to the provisions of Section
3.02 below, the Borrowers shall have the right to prepay the Loan in whole or in part, from time to time on the following terms and conditions: (i) the Borrowers shall give the Lender at the Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loan, which notice shall be given by the Borrowers not more than fifteen (15) Business Days and not less than three (3) Business Days prior to the date of such prepayment (the "PREPAYMENT NOTICE"); (ii) any partial prepayment of the Loan shall be in an aggregate principal amount of at least $250,000.

3.02 Prepayment Premium.

         (a) The Loan and the Obligations may not be voluntarily prepaid, in whole or in part (a "VOLUNTARY PREPAYMENT") prior to May 15, 2005.

         (b) In the event that any Voluntary Prepayment shall occur after May 15, 2005 and prior to the Maturity Date, the Borrowers shall pay to the Lender the entire principal amount of the Note being prepaid, together with all Cash Interest and PIK Interest on such principal amount, accrued to the date of prepayment, calculated on a 360 day year basis. In addition, simultaneous with any one or more Voluntary Prepayments, the Borrowers shall pay to the Lender an additional amount (the "PREPAYMENT PREMIUM") that shall be equal to the product of (i) three and one-half percent (3.5%) and (ii) the sum of (A) the outstanding principal amount of the Note being prepaid, and (B) all PIK Interest on such amount accrued since the Interest Payment Date immediately preceding such Voluntary Prepayment and which has not been added to the principal amount of the Note , calculated on a 360 day year basis.

3.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Lender, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America by bank wire transfer to one or more accounts designated by the Lender. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

3.04 Net Payments

         (a) Except as set forth in Section 3.04(b) below, all payments made by the Borrowers hereunder, under any Note or under any other Credit Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or net profits of a Lender imposed on it pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of the Lender is located).

         (b) If any deduction or withholding for any Tax of whatever nature is imposed or levied by or on behalf of any jurisdiction (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a "TAXING JURISDICTION") in respect of any amounts to be paid by MobilePro or any of its Subsidiaries under this Agreement, the Note or any other Loan Document, MobilePro or such Subsidiary may deduct from such amount to be paid under this Agreement, the Term Note or any other Loan Document and pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon. For the purposes hereof "TAX" means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

3.05 Increased Costs and Reduced Return. If the Lender shall have sold the Note and the Loan to any Person permitted hereunder and shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance such Person controlling the Loan with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to the Lender (in each case, whether or not having the force of law), shall (i) subject any Person controlling the Loan to any tax, duty or other charge with respect to this Agreement or the Loan made by the Lender, or change the basis of taxation of payments to the Person controlling the Loan of any amounts payable hereunder (except for taxes on the overall net income of the Lender or any Person controlling the Loan), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, any Person controlling the Loan or (iii) impose on any Person controlling the Loan any other condition regarding this Agreement or the Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Person of accepting the Loan or agreeing to accept the Loan, or to reduce any amount received or receivable by the such Person hereunder, then, upon demand by the Loan, the Borrowers shall pay to the Person controlling the Note and the Loan such additional amounts as will compensate such Person for such increased costs or reductions in amount.

If the Lender shall have determined that any capital guideline or the adoption or implementation of, or any change in, any capital guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Person controlling the Lender with any capital guideline or with any request or directive of any such Governmental Authority with respect to any capital guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Person controlling the Lender, and the Lender determines that the amount of such capital is increased as a direct or indirect consequence of the Loans made or maintained, or any such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on the Lender's or any such other controlling Person's capital to a level below that which the Lender or such controlling Person could have achieved but for such circumstances as a consequence of the Loans made or maintained or any agreement to make Loans or the Lender's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, the Lender's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by the Lender, the Borrowers shall pay to the Lender or such controlling Person from time to time such additional amounts as will compensate the Lender or such controlling Person for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender's or such other controlling Person's capital.

All amounts payable under this Section 3.05 shall bear interest from the date that is ten (10) days after the date of demand by the Lender until payment in full to the Lender at the Cash Interest Rate. A certificate of the Lender claiming compensation under this Section 3.05, specifying the event herein above described and the nature of such event shall be submitted by the Lender to the Borrowers, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender's reasons for invoking the provisions of this Section 3.05, and shall be final and conclusive absent manifest error.

Section 3.06 Joint and Several Liability of the Borrowers and Davel Credit Parties.

         (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers and each of the Davel Credit Parties do hereby accept joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and Davel Credit Parties and in consideration of the undertakings of the other Borrowers and Davel Credit Parties to accept joint and several liability for the Obligations. Each of the Borrowers and the Davel Credit Parties, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers and Davel Credit Parties, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers and Davel Credit Parties without preferences or distinction among them. If and to the extent that any of the Borrowers or Davel Credit Parties shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers and Davel Credit Parties will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers and Davel Credit Parties under the provisions of this
Section 3.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers and Davel Credit Parties, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

         (b) The provisions of this Section 3.06 are made for the benefit of the Lender and its successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers and Davel Credit Parties as often as occasion therefor may arise and without requirement on the part of the Lender or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or Davel Credit Parties, or to exhaust any remedies available to it or them against any of the other Borrowers or Davel Credit Parties, or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

         (c) Each of the Borrowers and Davel Credit Parties hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Lender with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower and Davel Credit Parties may have against any other Borrower or Davel Credit Parties with respect to any payments to the Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

SECTION 4. CONDITIONS PRECEDENT TO LOAN.

4.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "CLOSING DATE") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the
Lender:

         (a) Closing of Purchase of Davel Credit Parties Debt, Cerberus Subordinated Debt and Davel Subject Shares. The Purchaser shall have consummated the purchase of the Davel Credit Parties Debt, the Cerberus Subordinated Debt and the Davel Subject Shares pursuant to the terms of the Davel Acquisition Documents, or as otherwise approved by the Lender. In connection therewith and as part of the Davel Acquisition Documents, the Selling Lenders shall provide to the Borrowers an indemnification (in form and content satisfactory to Lender) with respect to the litigation currently pending in the United States District Court for the Eastern District of Pennsylvania, entitled John R. Gammino v. Cellco Partnership d/b/a Verizon Wireless, et. al.

         (b) Payment of Fees, Etc. The Borrowers shall have paid on or before the Closing Date all fees, costs and expenses then payable pursuant to Section 2 above, and shall issue to the Warrant Holders designated by Lender the Warrants.

         (c) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Section 5 and in each other Loan Document, certificate or other writing delivered to the Lender pursuant hereto or thereto on or prior to the Closing Date are true and correct on and as of the Closing Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Closing Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

         (d) Legality. The making of the Loan shall not contravene any law, rule or regulation applicable to the Lender or any Affiliate.

         (e) Delivery of Documents and Instruments. The Lender shall have received on or before the Closing Date the following, each in form and substance satisfactory to the Lender and, unless indicated otherwise, dated the Closing
Date:

                  (i) The Note, duly executed by the Borrowers;

                  (ii) the MobilePro Pledge Agreement, duly executed by MobilePro and the Existing MobilePro Subsidiaries, together with the original stock certificates representing all of the shares of capital stock of the Purchaser and each of the Existing MobilePro Subsidiaries, in each case, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

                  (iii) the Purchaser Pledge Agreement, duly executed by the Purchaser and MobilePro, together with the original stock certificates representing all of the Davel Subject Shares purchased from the Selling Lenders under the Davel Acquisition Documents and all shares of capital stock of the other Davel Credit Parties, in each case, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

                  (iv) the Collateral Debt and Security Assignment Agreement, duly executed by the Borrowers and by each of the Selling Lenders;

                  (v) the Existing MobilePro Subsidiaries Guaranty, duly executed by each of the Existing MobilePro Subsidiaries;

                  (vi) the Borrowers Security Agreement, duly executed by each of the Borrowers, the Existing MobilePro Subsidiaries and Cornell Capital, authorizing the Lender to file, as collateral agent for itself, any subsequent Lender under the Loan Documents and Cornell Capital:

                           (A) all Form UCC-1 Financing Statements in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Borrowers Security Agreement;

                           (B) certified copies of requests for information (Form UCC-11), or equivalent lien search reports, each of recent date listing all effective financing statements that name any Borrower as debtor and that are filed in the jurisdictions referred to in clause
         (A), together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been filed or delivered in form for filing to the Lender and (y) to the extent evidencing Permitted Liens);

                           (C) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of Lender, desirable to perfect the security interests intended to be created by the Security Agreement; and

                           (D) evidence that all other actions necessary or, in the reasonable opinion of Lender, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

                  (vii) the Davel Credit Parties Guarantees, duly executed by each of the Davel Credit Parties;

                  (viii) the Davel Credit Parties Security Agreement, duly executed by each of the Davel Credit Parties and Cornell Capital, authorizing the Lender to file, as collateral agent for itself, any subsequent Lender under the Loan Documents and Cornell Capital:

                           (A) all Form UCC-1 Financing Statements in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

                           (B) certified copies of requests for information (Form UCC-11), or equivalent lien search reports, each of recent date listing all effective financing statements that name any Davel Credit Party as debtor and that are filed in the jurisdictions referred to in clause (A), together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been filed or delivered in form for filing to the Lender and (y) to the extent evidencing Permitted Liens);

                           (C) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of Lender, desirable to perfect the security interests intended to be created by the Security Agreement; and

                           (D) evidence that all other actions necessary or, in the reasonable opinion of Lender, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken

                  (ix) the Cornell Assignment Agreement, duly executed by the Borrowers and accompanied by the consent to such Cornell Assignment Agreement, duly executed by Cornell and in form and content satisfactory to the Lender;

                  (x) the Intellectual Property Assignment Agreement, duly executed by the Borrowers, the Davel Credit Parties and each other holder of Intellectual Property;

                  (xi) the Intercreditor Agreement, duly executed by each of the Borrowers, the Davel Credit Parties, Cornell Capital and the Lender;

                  (xii) the Cornell Assignment Agreement, duly executed by MobilePro and Cornell Capital;

                  (xiii) a forebearance agreement, duly executed by each of the Borrowers, the Davel Credit Parties and the Lender, pursuant to which the Lender and Borrowers shall covenant and agree with the Davel Credit Parties that, for so long as no Default or Event of Default in respect of the Obligations under this Agreement or any other Loan Documents shall have occurred, until the Maturity Date, neither the Lender nor the Borrowers shall demand payment of, or seek to enforce any remedies in respect of, the Davel Credit Parties Debt or the Cerberus Subordinated Debt, all in the form of EXHIBIT M annexed hereto and made a part hereof (the "FORBEARANCE AGREEMENT");

                  (xiv) the Depositary Account Agreement referred to in Section 6.15, duly executed by each of the Borrowers, the Davel Credit Parties and the Lender;

                  (xv) the Warrants registered in the names of the Lender, Scion or their designees, duly executed by MobilePro;

                  (xvi) an authorization letter, duly executed by each Borrower, the Existing MobilePro Subsidiaries and the Davel Credit Parties (the "UCC FILING AUTHORIZATION LETTER"), authorizing the Lender to electronically file appropriate UCC Financing Statements in the States of Maryland, Texas, Louisiana and in such other jurisdictions or offices as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests purported to be created by each Security Agreement and each Pledge Agreement included in the Credit and Security Documents;

                  (xvii) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor MobilePro and all MobilePro Subsidiaries (other than the Davel Group Credit Parties) and which are filed in the offices referred to in paragraph (viii) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Lender, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Lender, shall not show any such Liens;

                  (xviii) a copy of the resolutions of each Borrower and Davel Credit Party, certified as of the Closing Date by an Authorized Officer thereof, authorizing (A) the borrowings by the Borrowers hereunder and the transactions contemplated by the Loan Documents to which such Borrower or Davel Credit Party is or will be a party, and (B) the execution, delivery and performance by such Borrower and Davel Credit Party of each Loan Document to which such Borrower and Davel Credit Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

                  (xix) a certificate of an Authorized Officer of each Borrower and Davel Credit Party, certifying the names and true signatures of the representatives of such Borrower and Davel Credit Party authorized to sign each Loan Document to which such Borrower and Davel Credit Party is or will be a party and the other documents to be executed and delivered by such Borrower and Davel Credit Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

                  (xx) the Borrowers shall obtain and deliver to the Lender a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Borrower and Davel Credit Party dated as of a recent date not more than 10 days prior to the Closing Date certifying as to the subsistence or good standing of, and the payment of taxes by, such Borrower and Davel Credit Party in such states;

                  (xxi) the Borrowers shall obtain and deliver to the Lender a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Borrower and Davel Credit Party certified as of a recent date not more than 30 days prior to the Closing Date by an appropriate official of the state of organization of such Davel Credit Party which shall set forth the same complete name of such Borrower and Davel Credit Party as is set forth herein and the organizational number of such Borrower and Davel Credit Party, if an organizational number is issued in such jurisdiction;

                  (xxii) the Borrowers shall deliver to the Lender a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Borrower and Davel Credit Party, together with all amendments thereto, certified as of the Closing Date by an Authorized Officer of such Borrower and Davel Credit Party;

                  (xxiii) an opinion of Schiff Hardin, LLP, counsel to the Borrowers, substantially in the form of EXHIBIT N and as to such other matters as the Lender may reasonably request;

                  (xxiv) a certificate of an Authorized Officer of each Davel Credit Party, certifying as to the matters set forth in subsection (c) of this 4.01;

                  (xxv) a copy of the Financial Statements referred to in
Section 5.10 hereof, certified as of the Closing Date as true and correct by an Authorized Officer of the Administrative Borrower;

                  (xxvi) evidence of the insurance coverage required by this Agreement and the terms of each Security Agreement and such other insurance coverage with respect to the business and operations of the Borrowers and the Davel Credit Parties as presently in existence or as may be increased or supplemented to the extent the Lender may reasonably request, with such endorsements as to the named insureds or loss payees thereunder as the Lender may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Lender and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Lender may request;

                  (xxvii) the Borrowers shall deliver to the Lender, true and complete copies of (A) all Davel Acquisition Documents, duly executed by the parties thereto, and (B) a certificate of an authorized officer of Borrowers stating that the Davel Acquisition Documents and all other Material Contracts (as defined in 5.12 below) as in effect on the Closing Date remains in full force and effect, and that neither MobilePro and its Subsidiaries, and (to the knowledge of such officer) the Davel Credit Parties has breached or defaulted in any of its or their material obligations under such Material Contracts;

                  (xxviii) a registration rights agreement, pursuant to which MobilePro shall agree to register for resale under the Securities Act of 1933, as amended, the Warrants issued to the Lender and Scion or their designated assigns, and all shares of Common Stock of MobilePro issuable upon exercise of such Warrants, all pursuant to the terms and conditions of the registration rights agreement in the form of EXHIBIT O annexed hereto and made a part hereof (the "REGISTRATION RIGHTS AGREEMENT");

                  (xxix) amended and restated Cornell Capital Notes, in such form and content as is contemplated by the Intercreditor Agreement; and

                  (xxx) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Lender in form and substance, as the Lender may reasonably request.

         (f) Due Diligence. The Lender shall have conducted a due diligence review of the Borrowers and the Davel Credit Parties (which shall include but not be limited to, collateral audit, legal, regulatory, management and governance, background checks, review of the Borrowers' combined business plan and projections, etc.) and the results of such review shall have met with the complete satisfaction of the Lender in its sole and absolute discretion.

SECTION 5. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. In order to induce the Lender to enter into this Agreement and to make and/or acquire the Loan, each of the Borrowers and the Davel Credit Parties do hereby jointly and severally make the following representations and warranties to, and agreements with, the Lender, all of which shall survive the execution and delivery of this Agreement and the making of the Loan.

5.01 Status. Except as set forth on Schedule 5.15 hereto, each of the Borrowers, each Subsidiary of the Borrowers and each Davel Credit Party (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where the failure to be so qualified could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.02 Power and Authority. Each of the Borrowers and each Davel Credit Party has the power and authority to execute, deliver and carry out the terms and provisions of the Credit and Security Documents and all other Loan Documents to which it is a party and as at the Closing Date has taken all necessary corporate action, to authorize the execution, delivery and performance of the Credit and Security Documents and the other Loan Documents to which it is a party. Each Borrower and each Davel Credit Party has duly executed and delivered each Collateral and Security Document and each other Loan Document to which it is a party and each such Collateral and Security Document and other Loan Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (regardless of whether enforcement is sought in equity or at law).

5.03 No Violation. Neither the execution, delivery and performance by any Borrower or Davel Credit Party of the Credit and Security Documents and other Loan Documents to which it is a party nor the compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the material terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Credit and Security Documents and Loan Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Borrower or Davel Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which any Borrower or any Davel Credit Party is a party or by which it or any of the property or assets of any Borrower or any Davel Credit Party are bound or to which any Borrower or any Davel Credit Party may be subject or (iii) will violate any provision of the certificate of incorporation, or by-laws of any Borrower or any Davel Credit Party.

5.04 Litigation. Except as disclosed on Schedule 5.04 annexed hereto or in the Securities Filings (as defined in Section 5.12), there are no actions, suits or proceedings pending or, to the best of the knowledge of MobilePro, threatened against any Borrower, any Subsidiary of MobilePro or any Davel Credit Party or with respect to the assets of any Borrower, any MobilePro Subsidiary or any Davel Credit Party (i) that, if determined adversely, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or
(ii) that could reasonably be expected to have a Material Adverse Effect on the rights or remedies of the Lender or on the ability of Borrowers and the Davel Credit Parties taken as a whole to perform their obligations under this Agreement or any of the Credit and Security Documents or other Loan Documents.

5.05 Margin Regulations. Neither the making of the Loan hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of the Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

5.06 Governmental Approvals. Except as set forth on Schedule 5.06 hereto, and for filings and recordings in connection with the Credit and Security Documents and other Loan Documents, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof that has not been obtained or made, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit and Security Documents and other Loan Document, or (ii) the legality, validity, binding effect or enforceability of Credit and Security Documents and other Loan Document.

5.07 Investment Company Act. No Borrower is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

5.08 Public Utility Holding Company Act, No Borrower, MobilePro Subsidiary or Davel Credit Party is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.09 True and Complete Disclosure. Except as set forth on Schedule 5.09 and with respect to projections and pro forma financial information, all factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrowers or any other Davel Credit Party in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to the Lender hereunder will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to the Borrowers which could reasonably be expected to have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lender do or before the Closing Date for use in connection with the transactions contemplated hereby. On the Closing Date, each of the Chief Executive Officer and Chief Financial Officer of MobilePro shall certify to the best of their knowledge to the accuracy of the foregoing representation and warranty.

5.10 Financial Condition; Financial Statements.

         (a) On and as of the Closing Date, on a pro forma basis after giving effect to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by the Borrowers and each Davel Credit Party in connection therewith, (x) the sum of the assets (including, without limitation, goodwill), at a fair valuation, of MobilePro and its Subsidiaries (on a consolidated basis) will exceed its debts, (y) each of MobilePro and its Subsidiaries will not have incurred or intended to, or believe that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) neither MobilePro nor any of its Subsidiaries will not have unreasonably small capital with which to conduct its business. For purposes of this Section 5.10(a), "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         (b) MobilePro has furnished to the Lender and Lender acknowledges receipt of: (i) the audited consolidated balance sheet of MobilePro and its Subsidiaries at March 31, 2004 and the related consolidated statement of income and cash flows of MobilePro and its Subsidiaries for such fiscal year then ended, (ii) a consolidating balance sheet of MobilePro and its Subsidiaries at March 31, 2004 and the related consolidating statement of income and cash flows of MobilePro and its Subsidiaries for such fiscal year then ended, and (iii) the consolidated and consolidating balance sheet of MobilePro and its Subsidiaries as of September 30, 2004 and the consolidated and consolidating statement of income and cash flows for the nine months then ended, in each case, after elimination of intercompany transactions and in the case of the twelve month consolidated financial statement, audited by Bagell, Josephs & Company, L.L.C. Such financial statements present, in all material respects, the consolidated financial position of MobilePro and its Subsidiaries at the dates of said statements and the results of operations for the periods covered thereby in accordance with GAAP, except to the extent provided in the notes to said financial statements and, in the case of the September 30, 2004 financial statements, subject to normal and recurring year-end audit adjustments. All such financial statements have been prepared in accordance with GAAP and practices consistently applied except to the extent provided in the notes to said financial statements.

         (c) MobilePro has furnished to the Lender and Lender acknowledges receipt of: (i) the audited consolidated balance sheet of Davel and its Subsidiaries at December 31, 2003 and the related consolidated statement of income and cash flows of Davel and its Subsidiaries for such fiscal year then ended, and (ii) the consolidated balance sheet of Davel and its Subsidiaries as of June 30, 2004 and the consolidated statement of income and cash flows for the six months then ended, in each case, after elimination of intercompany transactions and in the case of the twelve month consolidated financial statement , audited by Aidman Piser & Company, P.A. Such financial statements present, in all material respects, the consolidated financial position of Davel and its Subsidiaries at the dates of said statements and the results of operations for the periods covered thereby in accordance with GAAP, except to the extent provided in the notes to said financial statements and, in the case of the June 30, 2004 financial statements, subject to normal and recurring year-end audit adjustments. All such financial statements have been prepared in accordance with GAAP and practices consistently applied except to the extent provided in the notes to said financial statements.

         (d) The pro forma combined consolidated balance sheet and combined consolidated statement of income of MobilePro, Davel and their respective direct and indirect Subsidiaries as of June 30, 2004 (the "PROFORMA FINANCIAL STATEMENTS"), a copy of which has heretofore been furnished to the Lender, presents a good faith estimate of the pro forma consolidated financial condition and result of operations of MobilePro and its Subsidiaries, on a combined pro-forma basis after giving effect to (i) the assignment to the Purchaser of the Davel Subject Shares, the Davel Credit Parties Debt, pursuant to the Davel Acquisition Documents, and (ii) the funding of Loan to the Borrowers contemplated hereby (collectively, the "DAVEL TRANSACTION").

         (e) Except as set forth on Schedule 5.10 hereto, nothing has occurred since June 30, 2004 (both prior to and after giving effect to the Transaction) that has had or could reasonably be expected to have a Material Adverse Effect.

         (f) Except as reflected in the financial statements and the notes thereto described in this Section 5.10, there were as of the Closing Date no liabilities or obligations with respect to MobilePro, Davel or any of their direct or indirect Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to MobilePro and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to June 30, 2004.

5.11 Security Interests. On and after the Closing Date, each of the Credit and Security Documents creates in favor of the Lender, as collateral agent, for itself, any other Lender under the Loan Documents and Cornell Capital, as security for the Obligations and Cornell Capital Obligations purported to be secured thereby: (a) a valid and enforceable, and upon filing of the relevant financing statements with respect to security interests that can be so perfected, a perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to all Liens or other rights of all third Persons; and (b) subject to no other Liens (other than Permitted Liens), except as otherwise set forth on Schedule 5.11 hereto. No filings or recordings are required in order to perfect the security interests created under any Credit and Security Document with respect to security interests in Collateral that can be perfected by the filing of Form UCC-1 Financing Statements, except for filings or recordings required in connection with any such Credit and Security Document (other than the MobilePro Pledge Agreement or Purchaser Pledge

Agreement) which shall have been made upon or prior to (or are the subject of arrangements, reasonably satisfactory to Lender, for filing on or promptly after the date of the execution and delivery thereof) the date hereof in the States in which Form UCC-1 Financing Statements will be filed and with the United States Patent and Trademark Office.

5.12 Material Contracts and Davel Acquisition Documents.

         (a) All material contracts, agreements and undertakings that are binding upon either of the Borrowers, any of the MobilePro Subsidiaries and/or any of the Davel Credit Partiesas at the date hereof (collectively, "MATERIAL CONTRACTS") have been filed as exhibits to filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the "SECURITIES FILINGS"), by MoblePro or Davel; all of which Material Contracts have been made available to the Lender.

         (b) All representations and warranties of the Davel Credit Parties set forth in the Davel Acquisition Documents and, to the knowledge of the Borrowers, all representations and warranties of the Selling Lenders set forth in the Davel Acquisition Documents were true and correct in all material respects as of the Closing Date as if made on and as of such date. Except as expressly set forth in the Davel Acquisition Documents and Loan Documents, none of the Davel Credit Parties is assuming any Indebtedness, obligations, claims or liabilities of the Borrowers or any Affiliate thereof.

5.13 Tax Returns and Payments. Except as otherwise set forth on Schedule 5.13 hereto, each of the Borrowers, each MobilePro Subsidiary and each Davel Credit Party has filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the consolidated financial statements of such person in accordance with GAAP. Each Borrower, each MobilePro Subsidiary and each Davel Credit Party has provided adequate reserves in accordance with GAAP for the payment of all unpaid Federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Borrowers, threatened by any authority regarding any taxes relating to any Borrower, any MobilePro Subsidiary or any Davel Credit Party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Borrower, MobilePro Subsidiary or Davel Credit Party has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of any Borrower, MobilePro Subsidiary or Davel Credit Parry, and the Borrowers are not aware of any circumstances that would cause the taxable years or other taxable periods of any Borrower, MobilePro Subsidiary or any Davel Credit Party not to be subject to the normally applicable statute of limitations. All federal and state withholding taxes have been paid when due and none of the Borrowers, any MobilePro Subsidiary or Davel Credit Party is in arrears in the payment of any such withholding taxes.

5.14 Compliance with ERISA. As of the Closing Date, no Borrower, MobilePro Subsidiary or Davel Credit Party or any ERISA Affiliate of any Borrower, MobilePro Subsidiary or any Davel Credit Party maintains, contributes to or is required to contribute to any Multiemployer Plan. Except to the extent that all events and obligations described in the following sentence of this Section 5.14 could not in the aggregate be reasonably be expected to have a Material Adverse Effect, each Plan (and each related trust; insurance contract or fund) is in compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; neither any Borrower, MobilePro Subsidiary or any Davel Credit Party nor any ERISA Affiliate of any Borrower, MobilePro Subsidiary or any Davel Credit Party has incurred or reasonably expects to incur, and to the knowledge of the Borrowers, no condition exists which presents a material risk to any Borrower, MobilePro Subsidiary or any Davel Credit Party or any ERISA Affiliate of any Borrower, MobilePro Subsidiary or any Davel Credit Party of incurring, any liability, nor has a lien been imposed against the assets of any Borrower, MobilePro Subsidiary or any Davel Credit Party or any ERISA Affiliate of any Borrower, MobilePro Subsidiary or any Davel Credit Party, on account of a Plan or Multiemployer Plan under the Code or ERISA; each Plan (and each related trust, if any) which is intended to be qualified under Section 401 (a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401 (a) and 501 (a) of the Code; no

Reportable Event has occurred; to the knowledge of MobilePro, no Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such Sections of the Code or ERISA, or has applied for or received a waiver of an accumulated finding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing or audit, and to the knowledge of MobilePro, no investigation, with. respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending or, to the knowledge of MobilePro, expected or threatened. To the knowledge of MobilePro, the aggregate liabilities which would be payable in any fiscal year of Borrowers, MobilePro Subsidiary or the Davel Credit Parties and the ERISA Affiliates of any Borrower, MobilePro Subsidiary or any Davel Credit Party to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not result in any liability to any Borrower, MobilePro Subsidiary or any Davel Credit Party or any ERISA Affiliate of any Borrower, MobilePro Subsidiary or any Davel Credit Party; and no Borrower, MobilePro Subsidiary or Davel Credit Party maintains or contributes to any (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) the obligations with respect to which as a consequence of any termination or other extraordinary event (other than benefits in the ordinary course) could reasonably be expected to have a Material Adverse Effect or (ii) Plan, the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

5.15 Subsidiaries. On and as of the Closing Date, MobilePro has no direct or indirect Subsidiaries other than as set forth on Schedule 5.15. Schedule 5.15 accurately sets forth the ownership and capital structure of MobilePro and its Subsidiaries, as at the date hereof and on the Closing Date, after giving effect to consummation of the transactions contemplated by the Davel Acquisition Agreements.

5.16 Intellectual Property. Except except as otherwise set forth on Schedule
5.16 hereto, or where the ownership or lack of enforceable rights could not be reasonably excepted to have a Material Adverse Effect and each Borrower, MobilePro Subsidiary and each Davel Credit Party owns or has all necessary enforceable rights to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from Liens (except Liens in favor of the Lender), including, but not limited to, burdensome restrictions, that are necessary for the operation of their businesses as presently conducted and as proposed to be conducted.

5.17 Environmental Matters. Except as set forth on Schedule 5.17 or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Borrower, MobilePro Subsidiary and Davel Credit Party is in compliance with all Environmental Laws and Permits applicable to its business or operations, including, but not limited to, the use, storage or disposal of Hazardous Material used by it; (ii) each Borrower, MobilePro Subsidiary and Davel Credit Parties have all Permits required for their business or operations; (iii) no Borrower, MobilePro Subsidiary or Davel Credit Party, with respect to any of its properties or operations, (A) has entered into or been a party to, and is subject to continuing liabilities, obligations or claims in connection with, any litigation, judicial order, consent decree, compliance order or administrative order or private settlement with respect to any Environmental Laws or with respect to any alleged contamination by or damage or injury caused by any Hazardous Material; (B) has received any written notice, demand letter or administrative complaint with respect to any alleged violation of Environmental Laws or with respect to any alleged contamination by or damage or injury caused by any Hazardous Material; or (C) has been or is currently subject to any governmental or third party enforcement action commenced under any Environmental Laws; (iv) there has been no Release of any Hazardous Materials in reportable quantities from the operations of any Borrower, MobilePro Subsidiary or any Davel Credit Party in violation of any Environmental Laws; (v) there are no Hazardous Materials in violation of any Environmental Laws on, in or under any Real Property owned or operated by any Borrower, MobilePro Subsidiary or any Davel Credit Party; (vi) no Lien has been imposed or, to the knowledge of MobilePro, threatened on any Real Property of any Borrower, MobilePro Subsidiary or any Davel Credit Party by any Governmental Agency or other third person in connection with the presence or Release of any Hazardous Material; (vii) there are no underground or aboveground storage tanks located on any Real Property owned by any Borrower, MobilePro Subsidiary or any Davel Credit Party or for which any Borrower, MobilePro Subsidiary or Davel Credit Party bears responsibility under any lease which are not in compliance with Environmental Laws; (viii) no Hazardous Material generated by the operations of any Borrower, MobilePro Subsidiary or any Davel Credit Party has been disposed of by any Borrower or any Davel Credit Party (A) in violation of any Environmental Laws or (B) at any location which appears on the National Priority List promulgated under CERCLA or any similar list promulgated pursuant to state or local law; (ix) no information request issued pursuant to Section 104 of CERCLA or other Environmental Law or any similar state or local or foreign Environmental Laws has been received by any Borrower, MobilePro Subsidiary or any Davel Credit Party with respect to any transaction of any Borrower, MobilePro Subsidiary or any Davel Credit Party or in connection with the operations of any Borrower, MobilePro Subsidiary or any Davel Credit Party; and (x) no Hazardous Material has been generated, manufactured, refined, transported, treated, stored, handled, transferred, produced, or processed by any Borrower, MobilePro Subsidiary or any Davel Credit Party in violation of any Environmental Law.

5.18 Properties. Each Borrower, MobilePro Subsidiary and each Davel Credit Party has good and valid title to all properties and assets owned by it, including all properties reflected in the consolidated balance sheet of MobilePro and each of its Subsidiaries at June 30, 2004 referred to in Section 5.10(b), free and clear of all Liens, other than (i) as referred to in such balance sheet or in the notes thereto, (ii) Inventory or worn out or obsolete equipment sold and accounts receivable collected upon in the ordinary course of business since such date (iii) Permitted Liens, or (iv) as otherwise set forth on Schedule 5.11 annexed hereto. Schedule 5.18 annexed hereto, sets forth a brief description of all Real Property owned or leased by the Borrowers, MobilePro Subsidiary and the Davel Credit Parties. The Borrowers have furnished Lender with a true and complete list (setting forth the monthly rents, percentage rents (if any) term and name of lessor and leasee) of each lease of Real Property to which any Borrower, MobilePro Subsidiary or any Davel Credit Party is a party as of the Closing Date. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Borrower, MobilePro Subsidiary or Davel Credit Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 5.18. To the best knowledge of any Borrower, MobilePro Subsidiary or Davel Credit Party, no other party to any such Lease is in default of its obligations thereunder, and no Borrower, MobilePro Subsidiary or Davel Credit Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease; which, in any such case or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Capitalization. On the Closing Date, the authorized and outstanding capital stock of MobilePro and each of its Subsidiaries is held as set forth on Schedule
5.19. Except as set forth on Schedule 5.19, on the Closing Date no Borrower, MobilePro Subsidiary or Davel Credit Party has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

5.20 Labor Relations. No Borrower, MobilePro Subsidiary or Davel Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Borrower, MobilePro Subsidiary or any Davel Credit Party or, to the best knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board nor, to the best knowledge of the Borrowers, is there any basis for such complaint, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower, MobilePro Subsidiary or any Davel Credit Party or, to the best knowledge of the Borrowers, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Borrower, MobilePro Subsidiary or any Davel Credit Party or, to the best knowledge of the Borrowers, threatened against any Borrower, MobilePro Subsidiary or any Davel Credit Party and (iii) no union representation question existing with respect to the employees of any Borrower, MobilePro Subsidiary or any Davel Credit Party and, to the best knowledge of the Borrowers, no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or
(iii) above,
either individually or in the aggregate, such as could not reasonably be expected to have a Material Adverse Effect (after giving effect to the Transaction).

5.21 Compliance with Statutes, etc. Each Borrower, MobilePro Subsidiary and each Davel Credit Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by. all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.22. Permits, Etc. Except as set forth on Schedule 5.22, each Borrower, MobilePro Subsidiary and Davel Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except such conditions or events which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.23 [intentionally omitted]

5.24 Taxes, Etc. Except as disclosed on Schedule 5.24 annexed hereto, all Federal, state and local tax returns and other reports required by applicable law to be filed by any Borrower, MobilePro Subsidiary or Davel Credit Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Borrower, MobilePro Subsidiary or Davel Credit Party or any property of any Borrower, MobilePro Subsidiary or Davel Credit Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

5.25 Regulations T, U and X. No Borrower, MobilePro Subsidiary or Davel Credit Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.26 Adverse Agreements, Etc. No Borrower, MobilePro Subsidiary or Davel Credit Party has knowledge that it is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

5.27 Full Disclosure. Each Borrower, MobilePro Subsidiary and Davel Credit Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Borrower, MobilePro Subsidiary or Davel Credit Party to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Borrower, MobilePro Subsidiary and Davel Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

5.28 Operating Lease Obligations. On the Effective Date, none of the Borrowers, MobilePro Subsidiaries or Davel Credit Parties has any obligations or liabilities under any operating lease for rents in excess of $25,000 per year ("OPERATING LEASE OBLIGATIONS") other than the Operating Lease Obligations set forth on Schedule 5.28. All operating leases are in full force and effect and no event has occurred which, with the passage of time or giving of notice, would constitute a default under such operating leases by any of the Borrowers, MobilePro Subsidiaries or Davel Credit Parties or, to their knowledge, the other parties thereto, except such events which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.29 Solvency. After giving effect to the Davel Transaction and the transactions contemplated by this Agreement and before and after giving effect to the Loan
(a) the fair value of the assets of the Borrowers, MobilePro Subsidiaries and Davel Credit Parties on a consolidated basis exceeds the liabilities and obligations of such Persons on a consolidated basis, and (b) each Borrower, MobilePro Subsidiary or Davel Credit Party is, and the Borrowers, MobilePro Subsidiaries and Davel Credit Parties on a consolidated basis are, solvent and able to pay their debts and obligations as they become due.

5.30 Location of Bank Accounts. Schedule 5.30 sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Borrower, MobilePro Subsidiary and Davel Credit Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

5.31 Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Borrower, MobilePro Subsidiary or Davel Credit Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Borrower, MobilePro Subsidiary or Davel Credit Party are individually or in the aggregate material to the business or operations of such Borrower, MobilePro Subsidiary or Davel Credit Party, or (ii) any Borrower, MobilePro Subsidiary or Credit Party, on the one hand, and any material supplier thereof, on the other hand; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

5.32 No Bankruptcy Filing. No Borrower, MobilePro Subsidiary or Davel Credit Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Borrower, MobilePro Subsidiary or Davel Credit Party's assets or property, and no Borrower, MobilePro Subsidiary or Davel Credit Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

5.33 Existence. All customary formalities regarding the corporate existence of each Borrower, MobilePro Subsidiary and Davel Credit Party has been at all times since its formation and will continue to be observed. To the knowledge of the Borrowers, each Borrower, MobilePro Subsidiary and Davel Credit Party has at all times since its formation accurately maintained, and will continue to accurately maintain, its financial statements, accounting records and other organizational documents.

5.34 Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 5.34 sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Borrower, MobilePro Subsidiary or Davel Credit Party, (ii) the jurisdiction of organization of each Borrower, MobilePro Subsidiary and Davel Credit Party,
(iii) the organizational identification number of each Borrower, MobilePro Subsidiary and Davel Credit Party (or indicates that such Credit Party has no organizational identification number), (iv) each place of business of each Borrower, MobilePro Subsidiary and Davel Credit Party, (v) the chief executive office of each Borrower, MobilePro Subsidiary and Davel Credit Party and (vi) the federal employer identification number of each Borrower, MobilePro Subsidiary and Davel Credit Party.

5.35 Patents and Tradenames. Schedule 5.35 hereto sets forth a complete and accurate list as of the Effective Date of all letters patent, patent applications, tradenames and trademark applications used or being applied for by each Borrower, MobilePro Subsidiary and Davel Credit Party.

5.36 Locations of Collateral. There is no location at which any Borrower or Davel Credit Party has any Collateral other than (i) those locations listed on
Schedule 5.36 and (ii) any other locations approved in writing by the Lender from time to time.

5.37 Security Interests. The Security Agreement and other Credit and Security Documents creates in favor of the Lender, as collateral agent for itself, any subsequent Lender under the Loan Documents and Cornell Capital, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the Form UCC-1 financing statements described herein and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby which can be perfected by such filings shall represent perfected, first priority security interests (subject only to Permitted Liens and the terms of the Credit and Security Documents and the Intercreditor Agreement), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

5.38 The SEDA. The Standby Equity Distribution Agreement, dated May 13, 2004 with Cornell Capital (the "SEDA") remains in full force and effect, and no event which with the passage of time, the giving of notice or otherwise, would constitute a default or event of default under the SEDA has occurred or is continuing; MobilePro's registration statement with respect to the resale of the "Registrable Securities" (as defined in the SEDA) has been declared effective by the SEC and is current; all conditions to the Advance of funds by Cornell Capital under the SEDA, including those set forth in Section 2.5 of the SEDA have been met by MobilePro; and MobilePro has complied with and will continue to comply with all of the representations, warranties, covenants and agreement on its part to be observed or performed under the SEDA.

5.39 Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

5.40 Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

SECTION 6. AFFIRMATIVE COVENANTS. The Borrowers hereby covenant and agree that for so long as this Agreement is in effect, and until the Note, the Loan, and all Interest, Fees and all other Obligations owed to the Lender (other than Obligations relating solely to the Warrants and any Common Stock issued upon exercise thereof) shall have been paid or performed in full:

6.01 Information Covenants. The Borrowers will furnish to the Lender:

         (a) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrowers, the audited consolidated balance sheet of MobilePro and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, and with respect to any fiscal year ending on or after March 31, 2005, setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of MobilePro or any of its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of MobilePro and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the judgment of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (it being agreed that such accounting firm shall have no liability to the Lender by reason of any failure to obtain knowledge of a Default or Event of Default).

         (b) Monthly Reports. As soon as practicable, and in any event within 30 calendar days, after the end of each monthly accounting period of each fiscal year (other than the last monthly accounting period in such fiscal year) beginning with the month of November 2004 the unaudited consolidated balance sheet of MobilePro and its Subsidiaries, as at the end of such period. and the related unaudited consolidated statements of income and cash flows for such period and the year to date, setting forth comparative figures for the corresponding period (including year to date) of the previous year together with an analysis in reasonable detail of any variances of 5% more from the prior month or the corresponding period of the previous year, all of which shall be certified by the chief financial officer of respective entity subject to changes resulting from audit and normal year-end audit adjustments (each, a "MONTHLY REPORT"). As soon as practicable, and in any event no later than October 29, 2004, the Monthly Reports for the months of July 2004, August 2004 and September 2004 shall be provided to the Lender.

         (c) Business Plan, etc. By May 15, 2005 and May 15, 2006, if applicable, a consolidated Business Plan of MobilePro and its Subsidiaries (including all Davel Credit Parties) in reasonable detail (substantially similar to the detail provided in the business plan previously provided to Lender in connection with the Lender's credit review of the Loan) for each of the four quarters of the most recently ended fiscal year of MobilePro. Together with each delivery of consolidated financial statements pursuant to Sections 6.01 (a) and
(b), a comparison of the current year-to-date financial results against the budgets required to be submitted pursuant to this Section 6.01(c) shall be presented. In addition, prior to the end of fiscal year 2005 and 2006, if applicable, MobilePro shall furnish the Lender with a draft of such annual Business Plan.

         (d) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 6.01(a) and (b), a certificate of an Authorized Officer of MobilePro to the effect that, to the best of his knowledge, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate
(x) in the case of the certificate to be delivered at the time of the delivery of the financial statements provided for in Sections 6.01(a) and (b), shall set forth the calculations required to establish whether MobilePro and its Subsidiaries were in compliance with the provisions of Sections 7.11 through 7.17, inclusive, as at the end of such fiscal period or year, as the case may be.

         (e) Notice of Default or Litigation. Promptly, and in any event within three Business Days after any officer of the Borrowers obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto and (y) the commencement of, or any significant development in, any litigation or governmental proceeding pending against or commenced by any Borrower or any Davel Credit Party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (after giving effect to the Transactions) or could reasonably be expected to have a material adverse effect on the ability of any Borrower or any Davel Credit Party to perform its obligations hereunder or under any other Loan Document.

         (f) Environmental Matters. Promptly after obtaining knowledge of any of the following, but only to the extent that any of the following could reasonably be expected to (x) have a Material Adverse Effect, either individually or in the aggregate, or (y) result in an aggregate remedial cost to the Davel Credit Parties in excess of $25,000 written notice of:

                  (i) any pending or threatened Environmental Claim against any Borrower or any Davel Credit Party or any Real Property owned or operated by any Borrower or any Davel Credit Party;

                  (ii) any condition or occurrence on any Real Property owned or operated by any Borrower or any Davel Credit Party that (x) results in noncompliance by any Borrower or any Davel Credit Party with any applicable Environmental Law or (y) would reasonably be anticipated to result in an Environmental Claim against any Borrower or any Davel Credit Party or any such Real Property;

                  (iii) any condition or occurrence on any Real Property owned or operated by any Borrower or any Davel Credit Party that would reasonably be anticipated to result in such Real Property being subject to any restrictions on the ownership, occupancy, use or transferability by any Borrower or any Davel Credit Party of its interest in such Real Property under any Environmental Law; and

                  (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by any Borrower or any Davel Credit Party.

         All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the relevant Davel Credit Party's response or proposed response thereto. In addition, the Borrowers agree to provide the Lender with copies of all material communications by any Borrower or any Davel Credit Party with any Person, government or governmental agency relating to any of the matters set forth in clauses (i) through (iv), inclusive, above, and such detailed reports relating to any of the matters set forth in clauses (i) through (iv), inclusive, above as may reasonably be requested by the Lender.

         (g) Management Discussion and Analysis. Together with each delivery of consolidated financial statements pursuant to Section 6.01 (a) and the delivery of financial statements pursuant to Section 6.01(b) at the end of each quarterly accounting period of each fiscal year, a comparison of the current year to date financial results against the budgets required to be submitted pursuant to
Section 6.01(c), which comparison shall include a summary, in reasonable detail, describing the year to date consolidated results of operations of each of (i) MobilePro and all of its consolidated Subsidiaries, and (ii) the year to date consolidated results of operations of the Purchaser, each of the Davel Credit Parties and their respective existing and future Subsidiaries (collectively, the "DAVEL GROUP").

         (h) Other Information. Promptly following the filing or delivery thereof, (i) copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the "SEC") by any Borrower or any of the Davel Group, and (ii) copies of all financial statements, proxy statements, notices and reports as any Borrower or any of the Davel Group shall send generally to analysts or stockholders and with reasonable promptness, such other information or documents (financial or otherwise) as the Lender may reasonably request from time to time.

6.02 Books, Records and Inspections. At MobilePro's reasonable cost and expense (provided that unless an Event of Default shall have occurred and be continuing, then not more than two times in any period of 12 consecutive months), MobilePro will, and will cause its Subsidiaries to, permit, upon reasonable notice to the Authorized Officer of MobilePro, officers and designated representatives of the Lender to visit and inspect any of the properties or assets of MobilePro and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of MobilePro and any of its Subsidiaries (including the Davel Group) and discuss the affairs, finances and accounts of MobilePro and of any of its Subsidiaries with, and be advised as to the same by, its and their senior executive officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Lender may desire.

6.03 Insurance. MobilePro will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect the insurance set forth on Schedule 6.03, and if not so set forth, such other business interruption or related insurance as may be reasonably requested by Lender, all in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice for businesses of similar size operating in similar industries and markets. MobilePro will, and will cause each of its Subsidiaries to, furnish to the Lender on the Closing Date and thereafter, upon request of the Lender, a summary of the insurance carried together with certificates of insurance and other evidence of such insurance, if any, naming Lender as an additional insured and/or additional loss payee.

6.04 Payment of Taxes. MobilePro will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Borrower or any member of the Davel Group, provided that neither MobilePro nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or when such failure to pay and discharge such tax, assessment, charge, levy or claim, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or would not have a material adverse effect on the ability of any Borrower or any member of the Davel Group to perform its obligations under any Credit Document to which it is a party.

6.05 Corporate Franchises. MobilePro will do, and will cause each of its Subsidiaries to do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence and to preserve its existence and its material rights and material franchises, provided that any transaction permitted by Section 7.02 will not constitute a breach of this
Section 6.05.

6.06 Compliance with Statutes, etc. MobilePro will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies and all stock exchanges and governing bodies (including the NASD), domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or would not have a material adverse effect on the ability of any Borrower or any Credit Party to perform its obligations under any Credit Document to which it is a party.

6.07 ERISA. As soon as possible and, in any event, within 15 days after an executive officer of MobilePro, or within 20 days after the chief financial officer or chief executive officer of MobilePro or any ERISA Affiliate of MobilePro, knows or has reason to know of the occurrence of any of the following events (but in each case, only to the extent that it is reasonably likely that the aggregate liability of the MobilePro or any of its Subsidiaries attributable to such event or events will be at least $50,000), MobilePro will deliver to the Lender sufficient copies for the Lender a certificate of MobilePro, as applicable, setting forth a description of such occurrence in reasonable detail and the action, if any, that MobilePro or such ERISA Affiliate is required or proposes to take in respect of such occurrence, together with any notices required or proposed to be given to or filed with or by MobilePro or any ERISA Affiliate of MobilePro, the PBGC, a Plan or Multiemployer Plan participant or the Plan or the Multiemployer Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may reasonably be expected to be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan or Multiemployer Plan; that any contribution required to be made by MobilePro or any ERISA Affiliate of MobilePro with respect to a Plan or Multiemployer Plan that is subject to the funding requirements of Section 412 of the Code or
Section 302 of ERISA has not been timely made; that a Plan or Multiemployer Plan has been or may reasonably be expected to be terminated, reorganized, partitioned or declared insolvent under Title 1V of ERISA; or that some action has been taken or proceedings have been instituted which would be reasonably likely to cause any such termination, reorganization, partition or declaration or result in the filing of any such application; that a Plan has an Unfunded Current Liability; that proceedings may reasonably be expected to be or have been instituted to appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that any Borrower or any direct or indirect Subsidiary of a Borrower, including a member of the Davel Group, or any ERISA Affiliate of any Borrower or any member of the Davel Group will or may reasonably be expected to incur any liability to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan or Multiemployer Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or
Section 409 or 502(1) or 502(1) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or

Section 4980B(g)(2) of the Code) under Section 4980E of the Code; or that MobilePro has incurred or is reasonably likely to incur any liability as a consequence of any termination or other extraordinary event (other than benefits in the ordinary course) in connection with any employee welfare benefit plan (as defined in Section 3(l) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or Multiemployer Plan. Upon the request of the Lender, MobilePro will deliver to the Lender a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) most recently required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lender pursuant to the first sentence hereof, MobilePro will deliver to the Lender copies of any material notices received by MobilePro or any ERISA Affiliate of MobilePro (i) from any government agency with respect to any Plan or (ii) received from any government agency or Plan administrator or sponsor or trustee with respect to any Multiemployer Plan shall be delivered to the Lender as soon as practicable, but in no event later than 20 days, after such request is received.

6.08 Good Repair. MobilePro will, and will cause each of its Subsidiaries to, ensure that its properties and equipment necessary in the operation of its business are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 7.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

6.09 Maintenance of of Fiscal Year and Fiscal Quarters. MobilePro will, and will cause each of its Subsidiaries to, maintain for financial reporting purposes a fiscal year and fiscal quarters on the same basis as are maintained by the Borrowers and the Davel Credit Parties on the Closing Date. In the event that MobilePro shall elect to change its fiscal year from March 31st to December 31st, it shall provide the Lender with not less than 30 days prior advance notice of such change to enable the Lender and the Borrowers to review this Credit Agreement and, if deemed appropriate by Lender, modify the financial covenants and other applicable provisions contained herein. MobilePro shall not change its fiscal year without the prior written consent of Lender; which consent, subject to the foregoing modifications, if any, deemed acceptable by Lender, shall not be unreasonably withheld or delayed.

6.10 Additional Security; Further Assurances.

         (a) Except to the extent prohibited in connection with any Transaction Indebtedness permitted to be incurred in connection with one or more Acquisitions permitted pursuant to Section 7.02(c), at the request of the Lender, MobilePro, at its expense, will, and will cause each other member of the Davel Group to, grant to the Lender security interests and mortgages in all real property and personal property acquired after the Closing Date (in the case of real property, collectively, the "ADDITIONAL MORTGAGES"). All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Lender and shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons and subject to no other Liens except as are permitted by Section 7.03. The Additional Mortgages, additional security documentation or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Lender required to be granted pursuant to the Additional Mortgages and additional security documentation and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

         (b) Except to the extent prohibited in connection with any Transaction Indebtedness permitted to be incurred in connection with one or more Acquisitions permitted pursuant to Section 7.02(c), MobilePro, at its expense, will, and will cause each other Davel Credit Party to, at the expense of MobilePro, make, execute, endorse, acknowledge, file and/or deliver to Lender from time to time such agreements, documents, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Credit and Security Documents as Lender may reasonably require (collectively, the "ADDITIONAL CREDIT AND SECURITY DOCUMENTS"), Furthermore, MobilePro shall cause to be delivered to Lender such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Lender to assure itself that Sections 6.10 and 7.07 have been complied with.

         (c) Each action required by this Section 6.10 shall be completed as soon as possible, but in no event later than 30 days after such action is requested to be taken by the Lender.

6.11 Compliance with Environmental Laws.

         (a) (i) MobilePro will comply, and will cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws applicable to the ownership, lease or use of all Real. Property now or hereafter owned, leased or operated by MobilePro or its Subsidiaries, will timely pay or cause to be paid all costs and expenses, incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (or contest the imposition of such Liens in good faith and by appropriate proceedings) and (ii) MobilePro will not, and MobilePro will cause each of its Subsidiaries not to, generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by MobilePro or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except to the extent that the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. If required to do so under any applicable directive or order of any governmental agency, MobilePro agrees to undertake, and to cause each of its Subsidiaries to undertake, any cleanup, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by MobilePro or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders and directives of all governmental authorities, except to the extent that MobilePro or such Subsidiary is contesting such order or directive in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; provided that it will not constitute a breach of this Section
6.11 if a Person other than MobilePro and its Subsidiaries takes such action on behalf of any of MobilePro or its Subsidiaries.

         (b) At the request of the Lender at any time and from time to time upon the reasonable belief by the Lender that MobilePro or any of its Subsidiaries has breached any representation or covenant herein with respect to any environmental matters affecting any Mortgaged Property and such breach or breaches, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and are continuing and/or a notice has been provided under Section 6.01(f), MobilePro will provide, at its sole cost and expense (or will cause its relevant Subsidiaries to provide at their sole cost and expense), an environmental site assessment report reasonable in scope concerning the environmental matters affecting such Mortgaged Property that is the subject of the breach or notice under Section 6.01(f) of MobilePro, or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Lender, indicating the presence or Release of Hazardous Materials on or from any such Mortgaged Property and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Mortgaged Property. If MobilePro or any Subsidiary fails to provide the same after 30 days' notice, the Lender may order the same, MobilePro shall grant and hereby grants, and shall cause each of its Subsidiaries to grant, to the Lender and its agents access to such mortgaged Property and specifically grants the Lender an irrevocable nonexclusive license to undertake such an assessment all at MobilePro's expense, which assessments, if obtained, will be provided to MobilePro

6.12 Use of Proceeds. The Borrowers shall use the proceeds of the Loan only for the purpose of purchasing the Davel Credit Parties Debt, the Cerberus Subordinated Note and the Davel Subject Shares from the Selling Lenders and for general working capital purposes.

6.13 Locations, Landlord Waiver Agreements.

         (a) MobilePro will give the Lender and Lender not less than 30 days prior written notice of any change the state of incorporation of MobilePro or any Subsidiary of MobilePro (provided, that no such change shall adversely affect Lender's rights and remedies under this Agreement, the Note, the Credit and Security Agreements or other Loan Documents) or in the location of any of the Collateral and of any new location of any of the Collateral, other than locations set forth on Schedule 5.36 hereto or locations at which Lender has fully perfected its Liens in respect of Collateral located at such locations, and (b) take all action reasonably requested by Lender to grant to Lender a perfected first priority Lien on such Inventory.

         (b) MobilePro shall use its best efforts to obtain for the Lender, by a date that shall be not later than 30 days following the Closing Date, a landlord waiver, no-offset and access agreement (the "LANDLORD WAIVER AGREEMENT") in form and substance satisfactory to Lender, from the lessor(s) of the location(s) listed on Schedule 6.13 hereto (the "KEY INVENTORY LOCATION") where the Borrowers and/or MobilePro Subsidiaries (including Davel Credit Parties) maintain Inventory in excess of $100,000. In addition, if otherwise requested by Lender, the Borrowers will use their commercially reasonable best efforts to furnish to Lender similar Landlord Waiver Agreements from other landlords, warehousemen or other Persons in possession of Inventory of the Borrowers, MobilePro Subsidiaries or Davel Credit Parties.

6.14 Payment and Allocation of Extraordinary Receipts. Annexed hereto as
Schedule 6.14 is a list of payments currently scheduled to be paid by certain telecommunications providers in settlement of claims previously asserted by Davel Credit Parties or otherwise required by Applicable Law (the "EXTRAORDINARY RECEIPTS") that are not reflected as accounts receivable or other assets on the balance sheets of the Davel Credit Parties, and do not represent or constitute regulatory receipts, dial around revenue receipts, or other collections or revenues incurred in the ordinary cause of the business of the Davel Credit Parties. Such Extraordinary Receipts set forth on Schedule 6.14 include, without limitation, (i) a $2,540,000 payment scheduled to be received by the Davel Credit Parties from MCI/DeutcheTelcom on or before November 30, 2004 (the "MCI/DEUTCHETELECOM PAYMENT"); and (ii) a $693,500 payment balance scheduled to be paid by AT&T and recouped by the Davel Credit Parties under the Davel Acquisition Documents (the "AT&T PAYMENT"). The Borrowers and each of the Davel Group do hereby jointly and severally covenant and agree that they shall, within twenty-four (24) hours of receipt thereof:

          (a) apply $2,200,000 of the cash proceeds of the MCI/DeutcheTelcom Payment, and/or any other Extraordinary Receipts that may be received by them prior to receipt of the DeutcheTelecom Payment, to the payment of the Initial Installment of the principal amount of the Loan;

         (b) deposit the balance of the cash proceeds from the MCI/DeutcheTelcom Payment and 100% of the AT&T Payment into the Master Depositary Account referred to in Section 6.15 below, unless otherwise agreed to in writing by the Lender; and

         (c) deposit all other Extraordinary Receipts set forth on Schedule 6.14 not represented by the MCI/Deutche Telecom Payment or the AT&T Payment (the "ADDITIONAL EXTRAORDINARY RECEIPTS") into the Master Depositary Account referred to in Section 6.15 below; provided, that if no Default or Event of Default shall then have occurred and be continuing, on a quarterly basis, commencing December 31, 2004, fifty percent (50%) of each such Additional Extraordinary Receipts may be remitted from such Master Depositary Account to MobilePro.

6.15 Master Depositary Account. On the Closing Date, the Lender, the Borrowers and the Davel Credit Parties shall enter into a depositary account agreement in the form of EXHIBIT P annexed hereto and made a part hereof (the "DEPOSITARY ACCOUNT AGREEMENT"), pursuant to which, INTER ALIA, (i) each of the Borrowers and the Davel Credit Parties shall establish a new master bank account at Bank of America (the "MASTER DEPOSITARY ACCOUNT"); (ii) the Borrowers and each Davel Credit Party shall irrevocably and unconditionally instruct Coinmach Corporation ("COINMACH") and the Association of Payphone Collection Clearing House ("APCC") for dial around revenue payments to remit all coin and other cash collections and payments otherwise payable to any member of the Davel Group, the Borrowers or any other MobilePro Subsidiary, as the case may be, to the Master Depositary

Account; (iii) all operating services and other cash receipts by each member of the Davel Group shall be remitted directly to such Master Depositary Account; and (iv) a representative of the Lender shall be a required party signatory for any one or more disbursements in excess of $250,000 made from such Master Depositary Account. In addition, upon the occurrence and during the continuation of any Event of Default, the Lender is authorized to withdraw for its sole benefit in reduction of the Obligations all amounts then existing in such Master Depositary Account; provided, however, that the Lender shall not withdraw funds then existing in such Master Depositary Account if such Event of Default shall be limited solely to (x) a violation by MobilePro or the Davel Group of any one or more of its or their financial covenants set forth in Section 7 of this Credit Agreement, on one occasion only, if MobilePro or the Davel Group shall be in compliance with such financial covenant(s) in the next succeeding fiscal quarter or other measuring period; or (y) an Event of Default specified in
Section 8.12 of this Credit Agreement, unless the Lender, in the exercise of its reasonable commercial judgment, shall determine that such Event of Default is likely to have a Material Adverse Effect.

6.16 The Registrable Securities.

         (a) Following the Closing Date, and in no event later than June 15, 2005, pursuant to the Registration Rights Agreement, MobilePro shall file with the SEC a registration statement on Form SB-2 (or other appropriate form for registering securities) to register on behalf of the Lender, Scion or their designees all of the following securities (collectively, the "REGISTRABLE SECURITIES") under the Securities Act of 1933, as amended (the "SECURITIES ACT"): (i) the Warrants; and (ii) the Warrant Shares.

         (b) In addition, MobilePro shall grant to the holders of the Warrants piggyback registration rights to enable such Warrant holders to include their Registrable Securities in any registration statement that shall be filed by MobilePro with the SEC under the Securities Act for the benefit of any other holders of MobilePro securities.

         (c) The Warrants shall provide, and each of the Warrant Holders shall agree, that, without the prior written consent of MobilePro, such Warrant Holders shall not consummate any public sale or distribution of the Registrable Securities until November 15, 2005. Thereafter, such Warrant Holders may effect one or more public sales and distributions of the Registrable Securities; provided, that, if and for so long as following November 15, 2005 any Cornell Capital Obligations are outstanding and MobilePro is then requesting and receiving Advances under the Equity Line of Credit Agreement, public sales and distributions of Registrable Securities by the Warrant Holders shall be limited to 10% of the then daily, weekly or monthly trading volume of MobilePro common stock on any securities exchange.

6.17 The Joinder Agreement. On the Closing Date, immediately following (a) the consummation of the Purchaser's acquisition of the Davel Credit Party Debt, Cerberus Subordinated Debt and Davel Subject Shares pursuant to the Davel Acquisition Documents, and (b) the funding of the Loan by the Lender, the Borrowers shall cause each of the Davel Credit Parties to execute and deliver to the Lender a joinder agreement in the form of EXHIBIT Q annexed hereto and made a part hereof (the "JOINDER AGREEMENT"), pursuant to which each of the Davel Credit Parties shall covenant and agree to be bound by all of the terms and conditions of this Credit Agreement, including all covenants and agreements of the Borrowers contained herein, as though each such Davel Credit Party were an original party signatory hereto. Any failure of any of the Davel Credit Parties to duly execute and deliver such Joinder Agreement on the Closing Date shall be deemed an Event of Default under this Agreement and the Note.

6.18 Other Matters.

         (a) Syndication. Lender shall be allowed to communicate and syndicate the Loan with, or sell the Loan to, other potential participants in the Loan, including but not limited to entities or funds affiliated the Lender. The Borrowers shall cooperate with Lender in any syndication, transfer or sale efforts, including providing presentation and descriptive materials about MobilePro and its Subsidiaries, and making management and data available for presentations to, and due diligence by, the syndication participants or potential purchasers or transferees, in all cases on a commercially reasonable basis. Any other Person to whom a portion of the Loan shall be syndicated or assigned is hereby deemed to be a "Lender" for all purposes of this Agreement, all Credit and Security Documents and other agreements and instruments executed in connection with the transactions contemplated by this Agreement.

         (b) Appointment of Airlie. Each of the Borrowers and the Davel Credit Parties agree and acknowledge that Lender, acting in concert with the Lender, shall have the right to appoint an administrative agent (the "ADMINISTRATIVE LENDER") who shall have such rights and responsibilities as are customarily associated with such appointments for purposes of a Loan of this type, which rights and responsibilities are to be determined by Airlie in its sole discretion.

6.19 Post-Closing Obligations. The Borrowers have been unable to deliver to the Lender on the Closing Date, (a) the Collateral Debt and Security Assignment Agreement, duly executed by ALL of the Selling Lenders, and (b) physical possession of all of the stock certificates evidencing all securities and investment property pledged to Lender, as collateral agent, under the Credit and Security Documents. The Borrowers do hereby covenant and agree that they shall, by a date that shall be not later than December 15, 2004, obtain and deliver to the Lender (i) the signatures of all remaining Selling Lenders to such Collateral Debt and Security Assignment Agreement, and (ii) physical possession of all remaining certificates evidencing such securities and investment property pledged to Lender, as collateral agent. The Parties hereto do hereby acknowledge that a delivery of the foregoing signatures and instruments represent material Credit and Security Documents and deliveries to the Lender. Accordingly, and notwithstanding anything to the contrary, express or implied, contained in this Credit Agreement or any other Loan Document, if the Borrowers shall, for any reason or no reason, fail or refuse by December 15, 2004 to deliver to the Lender either a fully executed Collateral Debt and Security Assignment Agreement (or counterparts thereof), or physical possession of the stock certificates evidencing all securities and investment property pledged to Lender, as collateral agent, under the Credit and Security Documents, an Event of Default hereunder and under all Loan Documents shall be deemed to have occurred.

SECTION 7. NEGATIVE COVENANTS. The Borrowers and the Davel Credit Parties do hereby jointly and severally covenant and agree that for so long as this Agreement is in effect, and until the Note, the Loan, and all Interest, Fees and all other Obligations owed to the Lender (other than Obligations relating solely to the Warrants and any Common Stock issued upon exercise thereof) shall have been paid or performed in full:

7.01 Changes in Business, None of the Borrowers nor any of the MobilePro Subsidiaries or the Davel Credit Parties alter, in any material respect, the character of their respective businesses from those conducted on the Closing Date and reasonable extensions thereof.

7.02 Consolidation, Merger, Sale of Assets, Acquisitions, etc. MobilePro and the Davel Group shall not, nor will the Borrowers or the Davel Credit Parties permit any of its or their Subsidiaries (including the Purchaser, the Existing MobilePro Subsidiaries, any other direct or indirect Subsidiaries of MobilePro or any member of the Davel Group) to (i) wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, (ii) sell or otherwise dispose of all or any part of its property or assets (other than Inventory or financial instruments, in the ordinary course of business and stock dividends pursuant to spinout transactions as set forth on Schedule 7.02), or
(iii) except for purchases of Inventory, leases, or Equipment in the ordinary course of business, purchase, lease or otherwise acquire (whether by purchase of securities or assets, merger, consolidation or like combination) all or any part of the securities, assets or property of any Person (individually or collectively, an "ACQUISITION"), or agree to do any of the foregoing at any future time, except that the following shall be permitted:

         (a) any member of the Davel Group may be merged or consolidated with or into, or be liquidated into, another member of the Davel Group, or all or any part of the business, properties and assets of any one member of the Davel Group may be conveyed, leased, sold or transferred to any other member of the Davel Group;

         (b) any Existing MobilePro Subsidiary (other than a member of the Davel Group) or any Subsidiary of an Existing MobilePro Subsidiary (other than a member of the Davel Group) may be merged or consolidated with or into, or be liquidated into, another Existing MobilePro Subsidiary (other than a member of the Davel Group), or all or any part of the business, properties and assets of any one Existing MobilePro Subsidiary or Subsidiary of an Existing MobilePro Subsidiary (other than a member of the Davel Group) may be conveyed, leased, sold or transferred to any other Existing MobilePro Subsidiary (other than a member of the Davel Group);

         (c) MobilePro, any Existing MobilePro Subsidiary or any newly formed MobilePro Subsidiary, including any member of the Davel Group (each, an "ACQUIROR") may consummate an Acquisition of any Person (the "ACQUIRED ENTITY"), if, and only if, ALL of the following conditions shall be satisfied:

                  (i) each Acquired Entity shall have operated profitably for at least six (6) months prior to the date of such Acquisition; and

                  (ii) such Acquisition shall be accretive to Consolidated Operating Cash Flow and Consolidated EBITDA of MobilePro and its direct or indirect Subsidiaries; and

                  (iii) the aggregate consideration payable, including "Transaction Indebtedness" (as defined below) incurred or assumed in connection with such Acquisition, shall not exceed (A) five (5) times the trailing EBIT or Consolidated EBIT of the Acquired Entity, and (B) six (6) times the trailing EBITDA or Consolidated EBITDA of the Acquired Entity; in each case, for the twelve (12) consecutive months ending on the month immediately preceding the date of such Acquisition; and

                  (iv) after giving effect to such Acquisition (A) the aggregate amount of Indebtedness incurred or assumed by such Acquiror and the Acquired Entity in connection with such Acquisition (individually or collectively, "TRANSACTION INDEBTEDNESS") does not exceed three (3) times the Consolidated Operating Cash Flow of the Acquiror and the Acquired Entity for the twelve (12) consecutive months ending on the month immediately preceding the date of such Acquisition; and (B) on a proforma basis, after giving effect to such Acquisition, MobilePro and its consolidated Subsidiaries (including the Acquired Entity) shall be in compliance with all other financial covenants and agreements set forth in this Section 7;

         (d) capital expenditures to the extent permitted and within the limitations set forth in Section 7.05 hereof;

         (e) the investments, acquisitions and transfers or dispositions of properties to the extent permitted pursuant to Section 7.06;

         (f) MobilePro and each of its Subsidiaries (including any Existing MobilePro Subsidiary or member of the Davel Group) may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 7.04(e));

         (g) licenses or sublicenses by MobilePro and its Subsidiaries of intellectual property in the ordinary course of business not prohibited by
Section 7.01, provided that such licenses or sublicenses shall not interfere with the business of either of (i) MobilePro and any of its Subsidiaries, or
(ii) any member of the Davel Group; and

         (h) sales or dispositions of assets for their fair market value and to the extent that the aggregate Net Cash Proceeds received from all such sales and dispositions permitted by this Section 7.02(h) shall not exceed $50,000 in any fiscal year (except for stock dividends pursuant to spinout transactions as set forth on Schedule

7.02); provided that (x) each such sale shall be in an amount at least equal to the fair market value thereof, (y) at least 100% of the proceeds from such sale or disposition shall be in the form of cash and (z) the Net Cash Proceeds of any such sale are applied to repay the Loan without Prepayment Premium.

Notwithstanding the foregoing provisions of this Section 7.02 or any other provision of this Credit Agreement to the contrary, without the express prior written consent of the Lender: (i) neither MobilePro nor any Existing MobilePro Subsidiary may be merged or consolidated with or into any member of the Davel Group, (ii) no member of the Davel Group may be merged or consolidated with or into MobilePro or any Existing MobilePro Subsidiary, (iii) the assets and properties of any Existing MobilePro Subsidiary may not be transferred to or commingled with the assets and properties of any member of the Davel Group, (iv) the assets and properties of any member of the Davel Group may not be transferred to or commingled with the assets and properties of MobilePro or any of the Existing MobilePro Subsidiaries, and (v) the sale or disposition of any of the shares of capital stock of any direct or indirect Subsidiary of MobilePro (including any Existing MobilePro Subsidiary or any of the members of the Davel Group) shall be prohibited.

7.03 Liens. MobilePro shall not, nor will MobilePro permit any of its direct or indirect Subsidiaries (including any Existing MobilePro Subsidiary, the Purchaser or any of the members of the Davel Group) to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of MobilePro, any Existing MobilePro Subsidiary, the Purchaser, any of the members of the Davel Group, or any of their direct or indirect Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable, notes or financial instruments with recourse to MobilePro, any Existing MobilePro Subsidiary, any member of the Davel Group or any of their direct or indirect Subsidiaries) or assign any right to receive income, except for the following (collectively, "PERMITTED LIENS"):

         (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of MobilePro) have been established;

         (b) Liens in respect of property or assets of MobilePro, any Existing MobilePro Subsidiary, the Davel Group or any of their Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlords' Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of MobilePro, any Existing MobilePro Subsidiary, the Davel Group or any of their Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

         (c) Liens created by or pursuant to the Selling Lenders Loan Documents,

         (d) Liens created under the Cornell Security Agreements, as superceded by the Credit and Security Documents, in favor of Cornell Capital securing the Cornell Obligations, but EXCLUDING obligations of MobilePro under the Equity Line of Credit Agreements;

         (e) Liens in favor of the Lender created by or pursuant to this Agreement or the other Credit and Security Documents;

         (f) Liens created pursuant to Capital Leases permitted by Section 7.04(d);

         (g) Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default under Section 8.09;

         (h) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, governmental insurance or government benefits or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

         (i) Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of MobilePro or its Subsidiaries;

         (j) Purchase money Liens securing payables arising from the purchases by the Borrowers, any MobilePro Subsidiary or any member of the Davel Group of any equipment or goods in the normal course of business, provided that such payables do not constitute Indebtedness;

         (k) Any interest or title of a lessor under any lease permitted by this Agreement;

         (l) Liens incurred in connection with Transaction Indebtedness, to the extent permitted pursuant to Section 7.04(f) of this Credit Agreement;

         (m) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price of assets acquired by any of the Borrowers, MobilePro Subsidiaries or member of the Davel Group after the Closing Date, provided that any such Liens attach only to the assets so acquired and that all Indebtedness secured by Liens created pursuant to this clause (m) shall not exceed, at any time, an amount equal to $50,000 less the aggregate Capitalized Lease Obligations under Capital Leases then outstanding; and

         (m) other Liens existing on the Closing Date which are set forth on
Schedule 5.11 annexed hereto (collectively, "EXISTING LIENS").

7.04 Indebtedness. MobilePro shall not, nor will MobilePro permit any of its direct or indirect Subsidiaries (including the Purchaser, any Existing MobilePro Subsidiary or any member of the Davel Group) to, contract, create, incur, assume or suffer to exist any Indebtedness; provided, that subject at all time to compliance with the provisions of Section 7.05 below, the following Indebtedness shall be permitted (collectively, "PERMITTED INDEBTEDNESS"):

         (a) Indebtedness incurred pursuant to this Agreement and the other Credit and Security Documents;

         (b) Indebtedness for money borrowed or Capitalized Lease Obligations outstanding as at the Closing Date that is owed by (i) MobilePro, (ii) any Existing MobilePro Subsidiary, (iii) the Purchaser, or (iv) any of the Davel Credit Parties, other than Davel Credit Parties Debt, the Cerberus Subordinated Debt or the Cornell Capital Obligations (collectively, the "EXISTING DEBT"), including any refinancing, refunding, renewal or replacement of such Existing Debt; provided, that such refinancing, refunding, renewal or replacement of Existing Debt shall not result in any Lien on assets or properties not theretofore subject to a Lien pursuant to such Indebtedness and such refinancing, refunding, renewal or replacement shall not constitute Indebtedness or other obligations in amounts in excess existing on Closing Date (as reduced after the Closing Date pursuant to payments thereon);

         (c) the Davel Credit Parties Debt and the Cerberus Subordinated Debt;

         (d) the Cornell Capital Obligations including any refinancing, refunding, renewal or replacement thereof, provided, that such refinancing, refunding, renewal or replacement of the Cornell Capital Obligations shall (i) be subject to the Intercreditor Agreement and the Cornell Assignment, and (ii) not result in any Lien on assets or properties not theretofore subject to a Lien pursuant to such Indebtedness and such refinancing, refunding, renewal or replacement shall not constitute Indebtedness or other obligations in amounts in excess existing on Closing Date (as reduced after the Closing Date pursuant to payments thereon);

         (e) Capitalized Lease Obligations pursuant to purchase money mortgages or security interests permitted by Section 7.03(j) and unsecured Indebtedness under this clause (e) of the Borrowers or the Davel Group, provided that the aggregate Capitalized Lease Obligations under all Capital Leases, all Indebtedness pursuant to purchase money mortgages or security interests permitted by Section 7.03(j) and all unsecured Indebtedness under this clause
(e), in any case, entered into or incurred after the Closing Date shall not exceed $100,000, individually or in the aggregate; or

         (f) Transaction Indebtedness incurred in connection with one or more Acquisitions permitted pursuant to Section 7.02(c) above (a "PERMITTED ACQUISITION"); PROVIDED, THAT, such Transaction Indebtedness:

                  (i) if secured Indebtedness, shall be secured only by Liens on the specific assets and properties of the Acquired Entity;

                  (ii) is not guaranteed by MobilePro or any other MobilePro Subsidiary, including any Existing MobilePro Subsidiary or member of the Davel Group; and

                  (iii) is not cross collateralized by Liens on any other assets or properties of MobilePro or any other MobilePro Subsidiary, including any Existing MobilePro Subsidiary or member of the Davel Group.

7.05 Limitation of Total Indebtedness and Capital Expenditures. MobilePro shall not, nor will it permit any of its direct or indirect Subsidiaries (including any Existing MobilePro Subsidiary or member of the Davel Group) to contract, create, incur, assume or suffer to exist, as at the end of any fiscal quarter of MobilePro, with respect to EACH OF (i) MobilePro and all MobilePro Subsidiaries (including Existing MobilePro Subsidiaries and the Davel Group); and (ii) the Davel Group, on an independent stand alone basis:

         (a) Consolidated Debt (inclusive of Consolidated Capital Expenditures) which, after giving effect to the incurrence thereof (including Permitted Indebtedness contemplated by Section 7.04(f)), would cause such Consolidated Debt to exceed three (3) times Consolidated Operating Cash Flow for the 12 consecutive months ending in the month immediately preceding the date of determination; provided, that, for purposes of this Section 7.05(a), Consolidated Debt and Consolidated Operating Cash Flow shall be calculated on a proforma basis after giving effect to any Acquisition permitted pursuant to this Credit Agreement; or

         (b) Consolidated Debt (inclusive of Consolidated Capital Expenditures) which, after giving effect to the incurrence thereof (including Permitted Indebtedness contemplated by Section 7.04(f)), would cause the Consolidated Interest Coverage Ratio of either (i) MobilePro and all of its Subsidiaries, as a consolidated whole, or (ii) the Davel Group, as an independent group of entities, to be less than 3.0:1 as at March 31, 2005 or any fiscal quarter thereafter; or

         (c) Consolidated Capital Expenditures of either (i) MobilePro and all of its Subsidiaries, as a consolidated whole, or (ii) the Davel Group, as an independent group of entities, during the twelve (12) month period ending November 15, 2005 to exceed $100,000; provided if the maximum amount which is permitted to be expended in respect of Consolidated Capital Expenditures is not fully expended during the twelve month period ending November 15, 2005, the maximum amount which may be expended during the immediately succeeding period pursuant to Section 7.05(b) shall be increased by such unutilized amount.

7.06 Advances, Investments and Loans. MobilePro will not, nor will MobilePro permit any of its Subsidiaries (including any member of the Davel Group) to, lend money or credit or make advances to any Person, or purchase, acquire or invest in any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or purchase or otherwise acquire all or substantially all of the assets or business of, or a division or product line of, any Person, except:

         (a) MobilePro and any of its Subsidiaries may invest in cash and Cash Equivalents;

         (b) MobilePro and any of its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

         (c) in connection with Acquisitions permitted under Section 7.02 and the intercompany Indebtedness permitted by Section 7.04(b);

         (d) loans and advances to officers, directors and employees in the ordinary course of business in an aggregate principal amount not to exceed $25,000 at any time outstanding;

         (e) MobilePro and any of its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

         (f) MobilePro and any of the Existing MobilePro Subsidiaries may make equity contributions to the capital of MobilePro or any other Existing MobilePro Subsidiary; and

         (g) the acquisition of financial instruments acquired in the ordinary course of business.

7.07 Limitation on Creation of Subsidiaries. MobilePro will not, nor will MobilePro permit any of its Subsidiaries (including the Davel Credit Parties) to, establish, create or acquire any Subsidiary; provided that, MobilePro, any Existing MobilePro Subsidiary or any of the Davel Credit Parties shall be permitted to establish or create, but not acquire (other than Acquisitions permitted under Section 7.02), Wholly-Owned Subsidiaries so long as immediately following such creation:

         (a) 100% of the capital stock, membership interests or other equity or ownership interests of such new Subsidiary (i) if a direct or indirect Subsidiary of an Existing MobilePro Subsidiary, is pledged to the Lender, for itself and as collateral agent for the primary benefit of Cornell Capital pursuant to the MobilePro Pledge Agreement, (ii) if a direct or indirect Subsidiary of Purchaser or a member of the Davel Group or a newly formed MobilePro Subsidiary, is pledged to the Lender for itself and as collateral agent for the secondary benefit of Cornell Capital under the Purchaser Pledge Agreement, as applicable, and the certificates representing such stock, membership interests or other equity or ownership interests, together with powers duly executed in blank, are delivered to the Lender, for itself and as collateral agent for Cornell Capital under the MobilePro Pledge Agreement or the Purchaser Pledge Agreement; and

         (b) such new Subsidiary executes a counterpart of the Davel Credit Parties Guaranties, the MobilePro Pledge Agreement, the Purchaser Pledge Agreement, the Borrowers Security Agreement or the Davel Credit Parties Security Agreement, as applicable, and an Additional Mortgage, if applicable, in each case on the same basis (and to the same extent) as such Subsidiary would have executed such Credit and Security Documents if it were a Davel Credit Party on the Closing Date.

7.08 Prepayments; Modifications.

         (a) For so long as Cornell Capital Obligations and the Obligations to the Lender are outstanding, neither MobilePro nor any MobilePro Subsidiary shall voluntarily prepay any of the Cornell Capital Obligations or any of the Obligations to the Lender on any occasion(s) prior to the Maturity Dates or Final Maturity Dates thereof, without, in each instance, the prior written consent of both Airlie and Cornell Capital, and any such prepayment so made without such joint written consent of both Airlie and Cornell Capital shall be held in trust by the recipient for the benefit of the other. Notwithstanding the foregoing, in the event that:

                  (i) no Default or Event of Default under this Credit Agreement shall have occurred, MobilePro shall have the right to request and receive Advances from Cornell Capital under the Equity Line of Credit Agreements and use the proceeds from the sale of its Common Stock to Cornell Capital to pay and reduce the Cornell Capital Obligations or as otherwise permitted pursuant to the Cornell Assignment Agreement or Section 7.09 of this Credit Agreement; and

                  (ii) any Default or Event of Default under this Credit Agreement shall have occurred, pursuant to the Cornell Assignment Agreement, Airlie shall succeed to all of MobilePro's rights under the Equity Line of Credit Agreements, and 50% of all additional Advances under such Equity Line of Credit Agreements in excess of $5.0 million, individually or in the aggregate, shall be paid to Airlie in reduction of the Obligations under the Loan Documents, and (A) 100% of such additional Advances up to $5.0 million in the aggregate, and (B) 50% of such Advances after the initial $5.0 million shall be credited by Cornell Capital in reduction of the Cornell Capital Obligations.

         (b) MobilePro will not, nor will MobilePro permit any of its Subsidiaries (including any member of the Davel Group) to (i) amend, modify or change in any manner any provisions of any certificate of incorporation (including, without limitation, by the filing of any certificate of designation), limited liability company agreement, limited partnership agreement or by-laws of the Borrowers, the Existing MobilePro Subsidiaries or any member of the Davel Group, or any agreement with respect to the capital stock, equity or ownership interests of the Borrowers, the Existing MobilePro Subsidiaries or any member of the Davel Group, if such amendment, modification, or change would reasonably be expected to have a material adverse effect on the ability of the Lender to enforce its rights and remedies provided by any of the Loan Documents, or (ii) modify or amend the terms any of the Equity Line of Credit Agreements or Cornell Capital Obligations (as extended pursuant to the Intercreditor Agreement).

7.09 Issuances of Capital Stock. MobilePro will not, nor will MobilePro permit any of its direct or indirect Subsidiaries (including any Existing MobilePro Subsidiary or member of the Davel Group) to sell or issue, or enter into any new agreement with respect to the sale or issuance of, any shares of capital stock of MobilePro or any of its direct or indirect Subsidiaries; PROVIDED, however, that MobilePro shall have the right to issue directly shares of the capital stock of MobilePro (but no direct or indirect Subsidiary of MobilePro), if (and only if) the net proceeds of any of such new issuances of capital stock, after customary fees and transaction expenses ("CAPITAL STOCK NET PROCEEDS") shall be used solely:

         (a) to reduce the Obligations to the Lender, except that, prior to May 15, 2005 (other than amounts paid in respect of accrued Cash Interest, when due), shall be held in a special interest bearing escrow account (in form and content acceptable to the Lender) for the sole benefit of Lender and remitted to Lender as a prepayment of the Loan within three (3) Business Days following May 15, 2005;

         (b) to reduce the Cornell Capital Obligations; or

         (c) for so long as no Default or Event of Default shall have occurred, to finance Acquisitions permitted under Section 7.02(c) of this Credit Agreement, or be applied to working capital or other general corporate purposes.

From and after the occurrence of any Default or Event of Default, all Capital Stock Net Proceeds shall (unless otherwise agreed in writing by the Lender) be used solely to reduce the Obligations to the Lender and the Cornell Capital Obligations, on a pari passu basis, calculated based upon the amount by which the then outstanding Obligations to the Lender and the Cornell Capital Obligations bear to each other.

7.10 Dividends and Distributions, etc.

         (a) Except for (i) the stock dividend to be declared and paid by MobilePro, as described on Schedule 7.10 hereto, (ii) a one-time payment of $561,000 from the Davel Credit Parties to be paid to MobilePro or the Purchaser on the Closing Date, and (iii) Additional Extraordinary Receipts, but only to the extent permitted pursuant to Section 6.14 of this Credit Agreement, MobilePro will not, nor will it permit any of its Subsidiaries (including the Existing MobilePro Subsidiaries or any member of the Davel Group) to, declare or pay any management fees, corporate charges, dividends or return any capital to, its stockholders or members, as applicable, or authorize or make any other payment, distribution or delivery of property (including cash) to MobilePro or its stockholders or members, as applicable, as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock, or other equity or ownership interests now or hereafter outstanding (or any warrants for or options, convertible or exchangeable securities or stock appreciation or other rights in respect of any of such shares or interests), or set aside any funds for any of the foregoing purposes (all of the foregoing "DIVIDENDS AND DISTRIBUTIONS"). Notwithstanding the foregoing, for so long as no Default or Event of Default shall have occurred and be continuing, the Davel Group may pay cash Dividends and Distributions to MobilePro to the extent that the aggregate amount of Dividends and Distributions so paid in any one month shall not exceed the sum of (i) the Cash Interest payable to the Lender under the Note, plus (ii) $50,000. All other Dividends and Distributions otherwise payable by any member of the Davel Group shall at all times be remitted only to the Master Depositary Account referred to in Section
6.15 of this Credit Agreement, and paid from such Master Depositary Account only as contemplated by the Depositary Account Agreement and Section 6.14 of this Credit Agreement.

         (b) MobilePro will not, nor will it permit any of its Subsidiaries (including the Existing MobilePro Subsidiaries or members of the Davel Group) to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any Subsidiary of MobilePro to (a) pay Dividends or Distributions or pay any Indebtedness of such Subsidiary owed to MobilePro or any of its Subsidiaries, (b) make loans or advances to MobilePro or any of its Subsidiaries, (c) transfer any of its properties or assets to MobilePro or any of its Subsidiaries or (B) the ability of MobilePro or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than, in the cases of both clauses (A) and (B) above, prohibitions or restrictions existing under or by reason of: (i) this Agreement and the other Credit and Security Documents and the Davel Acquisition Documents; (ii) applicable law; (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices; (iv) any restriction or encumbrance with respect to MobilePro of any of its Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and (v) Liens permitted under Section 7.03 and Liens securing permitted Transaction Indebtedness) and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

7.11 Transactions with Affiliates. MobilePro will not, nor will it permit any of its Subsidiaries (including the Existing MobilePro Subsidiaries or any member of the Davel Group) to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate of any of the Borrowers, any Existing MobilePro Subsidiaries or the Davel Group other than on terms and conditions at least as favorable to MobilePro or such Subsidiary as would be obtainable by MobilePro or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate of any of the Borrowers, an Existing MobilePro Subsidiary or the Davel Group, provided that such transaction or series of transactions would not otherwise be prohibited by any Loan Documents.

7.12 Consolidated EBITDA of Davel Group. MobilePro will not permit, as of the last day of any fiscal quarter or month set forth below, the Consolidated EBITDA of the Davel Group for any measuring period ending on the last day of any such fiscal quarter, to be less than the amount set forth below opposite such fiscal quarter:

         Month                       Amount
         -----                       ------
         December 31, 2004           $600,000

         Fiscal Quarter              Amount
         --------------              ------
         March 31, 2005              $2,550,000
         June 30, 2005               $2,550,000
         September 30, 2005          $2,850,000
         December 31, 2005           $2,750,000
         March 31, 2006              $2,650,000


7.13 Tangible Net Worth. MobilePro will not permit the Consolidated Tangible Net Worth of MobilePro and its Consolidated MobilePro Subsidiaries (including the Existing MobilePro Subsidiaries and the Davel Group) as at the last day of any fiscal quarter to be less than negative sixteen million nine hundred fifty thousand dollars ($16,950,000).

7.14 Minimum Consolidated EBITDA of MobilePro. MobilePro will not permit, as of the last day of any fiscal quarter or month set forth below, Consolidated EBITDA of MobilePro and its Consolidated MobilePro Subsidiaries (including the Existing MobilePro Subsidiaries and the Davel Group) for any period ending on the last day of any such fiscal quarter, to be less than the amount set forth below opposite such fiscal quarter

         Month                       Amount
         -----                       ------
         December 31, 2004           ($900,000)

         Fiscal Quarter              Amount
         --------------              ------
         March 31, 2005              $3,350,000
         June 30, 2005               $3,600,000
         September 30, 2005          $4,050,000
         December 31, 2005           $4,400,000
         March 31, 2006              $4,600,000


SECTION 8. EVENTS OF DEFAULT. The occurrence and continuation (beyond any applicable grace period of cure specified below) of any of the following specified events, shall constitute an Event of Default under this Agreement (each, an "EVENT OF DEFAULT"):

8.01 Payments. The Borrowers shall (i) default in the payment when due of the Initial Installment or the Final Installment of the Loan, when due, or (ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due, any Interest on the Loan or any Fees or any other amounts owing hereunder or under any other Credit and Security Document; or

8.02 Representations, etc. Any representation, warranty or statement made by any Borrower or any Davel Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

8.03 Covenants. Any Borrower or Davel Credit Party shall (a) default in the due and timely performance or observance by it of any term, covenant or agreement contained in Section 6 or Section 7 of this Agreement (including, without limitation (i) the covenant and agreement of Borrowers to deliver a duly executed Joinder Agreement of the Davel Credit Parties, as set forth in Section
6.17 above, and (ii) the post-closing obligations, if any, described in Section
6.19 above), or (b) default, in any material respect, in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01, 8.02, or clause (a) of this Section 8.03) contained in any Collateral and Security Document or other Loan Document; and such default shall continue unremedied for a period of at least 20 days after any Borrower or Davel Credit Party obtains knowledge thereof including, without limitation, as a result of written notice to the defaulting party by the Lender.

8.04 Default under Other Agreements. (a) Any Borrower, MobilePro Subsidiary or member of the Davel Group shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) with an outstanding principal amount in excess of $100,000, individually or in the aggregate, beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) with an outstanding principal amount in excess of $100,000, individually or in the aggregate, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) any Indebtedness with an outstanding principal amount in excess of $100,000, individually or in the aggregate, of any Borrower, MobilePro Subsidiary or any member of the Davel Group shall be declared to be due and payable prior to the stated maturity thereof; or

8.05 Bankruptcy, etc. Any Borrower, MobilePro Subsidiary or member of the Davel Group shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "BANKRUPTCY CODE"); or an involuntary case is commenced against any Borrower, MobilePro Subsidiary or any member of the Davel Group and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Borrower, MobilePro Subsidiary or any member of the Davel Group; or any Borrower, MobilePro Subsidiary or any member of the Davel Group commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors; dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to MobilePro or its Subsidiaries; or there is commenced against any Borrower, MobilePro Subsidiary or any member of the Davel Group any such proceeding which remains undismissed for a period of 60 days; or any Borrower, MobilePro Subsidiary or any member of the Davel Group is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Borrower, MobilePro Subsidiary or any member of the Davel Group makes a general assignment for the benefit of creditors; or any corporate action is taken by any Borrower, MobilePro Subsidiary or any member of the Davel Group for the purpose of effecting any of the foregoing; or

8.06 ERISA. (a) Any Plan or Multiemployer Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or
Section 303 or 304 of ERISA, a Reportable Event shall have occurred, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan or Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made by any Borrower, MobilePro Subsidiary or any member of the Davel Group or any ERISA Affiliate of any Borrower, MobilePro Subsidiary or any member of the Davel Group with respect to a Plan or Multiemployer Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has not been timely made, any Borrower, MobilePro Subsidiary or any member of the Davel Group or any ERISA Affiliate of any Borrower or any member of the Davel Group has incurred or is likely to incur any liability to or on account of a Plan under
Section 409, 502(1), 502(I), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of
ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of 'a group health plan (as defined in Section 607(1) of ERISA or Section

4980B(g)(2) o f the Code) under Section 4980B of the Code, or any Borrower, MobilePro Subsidiary or member of the Davel Group has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Multiemployer Plans; (b) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Lender, could reasonably be expected to have, a Material Adverse Effect; or

8.07 Credit and Security Documents. (a) Any Credit or Security Document shall cease to be in full force and effect, or shall cease to give Lender the Liens or any of the rights, powers and privileges purported to be created thereby in favor of Lender, or (b) any Borrower, MobilePro Subsidiary or any Davel Credit Party shall default beyond any applicable period of grace in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and (i) such default (other than a default arising from the failure to deliver collateral) shall continue unremedied for a period of at least 20 days after written notice to the defaulting party by Lender or (ii) such default arises from the failure to deliver collateral; or

8.08 Guaranty. Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty and such default (other than a payment default) shall continue unremedied for a period of at least 20 days after written notice to the defaulting party by the Lender; or

8.09 Judgments. One or more judgments or decrees shall be entered against any Borrower, MobilePro Subsidiary or any member of the Davel Group involving a liability of $100,000 or more in the case of any one such judgment or decree and $250,000 or more in the aggregate for all such judgments and decrees for all Borrowers, MobilePro Subsidiaries or any member of the Davel Group, (to the extent not covered by insurance with respect to which such Borrower, MobilePro Subsidiary or member of the Davel Group shall have delivered to the Lender a written acknowledgment from the applicable insurance carrier of its unconditional liability to pay such judgment and related costs) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

8.10 Litigation. Any action, suit or proceeding is commenced against any Borrower, MobilePro Subsidiary or any member of the Davel Group that, in the exercise of the Lender's reasonable commercial judgment, could be expected to have a Material Adverse Effect on the rights or remedies of the Lender under this Agreement or any of the other Credit and Security Documents or other Loan Documents; or

8.11 Change of Control. A Change of Control has occurred, or for any other reason the Purchaser or any Davel Credit Party fails to be a direct or indirect Wholly Owned Subsidiary of MobilePro; or

8.12 Change in Management. In the event Jay O. Wright or any of the other Persons listed on Schedule 8.12 annexed hereto shall, for any reason, cease to be full-time executive officers of MobilePro and/or the MobilePro Subsidiaries.

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing beyond any applicable grace period for cure, the Lender may, by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of any Lender to enforce its claims against any Borrower or any Davel Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 8.05 shall occur with respect to any Borrower, MobilePro Subsidiary or any member of the Davel Group, the result which would occur upon the giving of written notice by the Lender as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the principal of and any accrued Cash Interest and PIK Interest in respect of Loan and the Note and all obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and each Davel Credit Party, and (ii) enforce any or all of the Liens and security interests created pursuant to the Credit and Security Documents.

SECTION 9. DEFINITIONS. In addition to the other terms hereinabove defined, as used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors, managers and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation or a limited liability company if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities (including membership interests in the case of a limited liability company) having ordinary voting power for the election of directors (or equivalent) of such corporation or a limited liability company or (ii) to direct or cause the direction of the management and policies of such corporation or a limited liability company, whether through the ownership of voting securities (including membership interests in the case of a limited liability company), by contract or otherwise, In no event will any Lender be deemed an Affiliate of any Borrower or any Davel Credit Party.

"Agreement" shall mean this Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

"Asset Sale" shall mean (x) the sale, transfer or other disposition by MobilePro or any of its Subsidiaries to any Person other than any Borrower or any Subsidiary Guarantor of any asset of the applicable Borrower or any of its Subsidiaries (other than (i) sales, transfers or other dispositions of Inventory in the ordinary course of business and (ii) sales, transfers or other dispositions of Equipment in the ordinary course of business and which MobilePro or such Subsidiary has determined is obsolete or no longer used or useful in the conduct of its business) and (y) the receipt of casualty insurance and/or condemnation proceeds in all cases in excess of $100,000 in the aggregate in any year.

"Authorized Officer" of MobilePro shall mean any senior officer of such Borrower designated as such in writing to the Lender by MobilePro, in each case, acceptable to the Lender.

"Bankruptcy Code" shall have the meaning provided in Section 8.05.

"Borrowers" shall have the meaning provided in the first paragraph of this Agreement.

"Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close. Unless specifically designated as a Business Day in this Credit Agreement, all days shall be deemed to be calendar days.

"Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

"Capital Stock" shall mean any stock of MobilePro, whether Preferred Stock, $0.001 par value per share or Common Stock, $0.001 par value per share, of MobilePro.

"Capitalized Lease Obligations" shall mean all obligations under Capital Leases of MobilePro or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

"Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition,

(ii) Dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any domestic commercial bank of recognized standing having capital and surplus in excess of $500.000,000 or(y) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc. ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("MOODY'S") is at least P-1 or the equivalent thereof (any such bank an "APPROVED BANK"), in each case with maturities of not more than six months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper reading of at least A-I or the equivalent thereof by S&P or at least P-I or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth or territory, political subdivision, taxing authority or foreign government, as the case may be, are rated at least A by S&P or A by Moody's, (vi) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank and (vii) investments in money market mutual funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (vi) above.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

"Cerberus Subordinated Debt" shall mean the 5% $1,000,000 promissory note of PhoneTel Technologies, Inc., an Ohio corporation, and Cherokee Communications, Inc., a Texas corporation, as makers and debtors, in favor of Cerberus Partners, L.P., issued pursuant to the subordinated promissory note and security agreement, dated as of November 17, 1999.

"Closing Date" shall have the meaning provided in Section 4.01.

"Change of Control" shall mean one or more transactions or series of transactions, whether pursuant to (i) a sale of all or substantially all of the assets and properties of either MobilePro and its Subsidiaries or the members of the Davel Group, or (ii) the sale, transfer or exchange of capital stock of MobilePro, or (iii) any merger, consolidation or like combination, or (iv) any tender offer or proxy contest, or (v) any other event whereby pursuant to such transaction or transactions under (i), (ii), (iii), (iv) and/or (v) hereof (A) the current MobilePro stockholders no longer own a majority of the outstanding voting capital stock of the resulting or surviving Person, or (B) the power to elect a majority of the members of the board of directors of MobilePro or the Davel Group shall be vested in Persons who are not the current members of the board of directors of MobilePro.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

"Collateral" shall mean all of the Collateral for the Obligations as defined in
Section 1.05 of this Agreement and in each of the Credit and Security Documents.

"Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all cash expenditures (including in all. events all amounts expended under Capital Leases but excluding any amount representing capitalized interest) by MobilePro and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of MobilePro, provided that Consolidated Capital Expenditures shall in any event (x) include the purchase price paid in cash in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment and (y) exclude amounts expended to acquire capital equipment used to replace outmoded or obsolete equipment.

"Consolidated Current Assets" shall mean, as to any Person at any time, the current assets of such Person and its Subsidiaries as would appear on a balance sheet determined on a consolidated basis in accordance with GAAP.

"Consolidated Current Liabilities" shall mean, as to any Person at any time, the current liabilities of such Person and its Subsidiaries as would appear on a balance sheet determined on a consolidated basis in accordance with GAAP, including all short-term Indebtedness for borrowed money and the current portion of long-term Indebtedness of such Person or its Subsidiaries, in each case to the extent otherwise included therein.

"Consolidated Debt" shall mean, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of MobilePro and its direct and indirect Subsidiaries, the Davel Group or any other applicable Person(s) on a consolidated basis as determined in accordance with GAAP plus, without duplication, any Indebtedness for borrowed money of any other Person as to which such applicable Person(s) has created a guarantee or other Contingent Obligation.

"Consolidated EBIT" shall mean for MobilePro and its direct and indirect Subsidiaries, the Davel Group or any other applicable Person(s), for any period,
(i) the sum (without duplication) of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes, and (iii) Consolidated Interest Expense.

"Consolidated EBITDA" shall mean for MobilePro and its direct and indirect Subsidiaries, the Davel Group or any other applicable Person(s), for any period,
(i) the sum (without duplication) of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes, (iii) Consolidated Interest Expense, (iv) depreciation expenses, (v) amortization expense and other non-cash charges, and (vi) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.

"Consolidated Fixed Charges" shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period (ii) the scheduled principal amount of all amortization payments on all Indebtedness (including, without limitation, the principal component of all Capitalized Lease Obligations), and (iii) 100% of all rental costs on operating leases, of MobilePro and its Subsidiaries, the Davel Group or other applicable Person(s) for such period (as determined on the first day of the respective period).

"Consolidated Interest Coverage Ratio" means, as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of (i) the aggregate amount of Consolidated EBITDA of MobilePro and its direct and indirect Subsidiaries, the Davel Group, or any other applicable Person(s) for the four calendar quarters immediately prior to the Transaction Date to (ii) the aggregate Consolidated Interest Expense of MobilePro and its direct and indirect Subsidiaries, the Davel Group, or any other applicable Person(s) that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of MobilePro and its direct and indirect Subsidiaries, the Davel Group, or any other applicable Person(s) expected by MobilePro to be outstanding on the Transaction Date), assuming for the purposes of this measurement continuation of market interest rates prevailing on the Transaction Date and base interest rates in effect of floating interest rate obligations equal to the base interest rates on such obligations in effect on the Transaction Date; provided, however, that if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio would have the effect of increasing or decreasing EBITDA in the future, EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of the four fiscal quarters referred to in this definition, calculated in good faith and agreed to by the Lender.

"Consolidated Interest Expense" shall mean, with respect to any Person for any period, without duplication, the sum of (a) the aggregate amount of cash and noncash interest expense (including, without limitation, any portion of such interest expense that is attributable to (x) Capital Leases in accordance with GAAP, (y) any PIK Interest, or any (z) increase in Indebtedness relating to zero coupon interest, PIK Interest or original issue discount) in respect of all outstanding Indebtedness of such Person(s) on a consolidated basis, including, without limitation (i) the amortization of any debt discount, (ii) the interest portion of any deferred payment obligation, (iii) all commissions, discounts, commitment fees, origination fees and other Fees incurred in connection with this Credit Agreement or other loan agreement to which any of such Persons is or are a party, and (b) the portion of any rental obligation of such Person(s) in respect of any sale and leaseback transaction allocable to interest expense (determined as if such obligation were treated as a Capitalized Lease Obligation), in each case, after elimination of intercompany accounts among such Person(s), as determined in accordance with GAAP.

"Consolidated Net Income" shall mean for any period, the net income (or loss) of
(a) MobilePro and all of its Subsidiaries (including the Davel Group), or (b) the Davel Group, as applicable, each on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED that there shall be EXCLUDED from the calculation thereof (without duplication):

         (i) the income (or loss) of any Person (other than MobilePro or Subsidiaries of MobilePro, including the Davel Group), in which any other Person(s) has a joint or participating interest (including a credit, security or regulatory interest that restricts the distribution of income or payment of dividends from any MobilePro Subsidiary to MobilePro), which joint or participating interest does not cause the net income of such other Person to be consolidated with the net income of MobilePro or Subsidiaries of MobilePro, including the Davel Group in accordance with GAAP); provided, that the amount of cash Dividends and Distributions, if any, actually paid to MobilePro or any Subsidiary of MobilePro by such other Person during such period shall be included in Consolidated Net Income;

         (ii) the income (or loss) of any Person accrued prior to the date it becomes a direct or indirect Subsidiary of MobilePro or the Davel Group, or is merged into or consolidated with MobilePro or any Subsidiary or the Davel Group or that Person's assets are acquired by MobilePro or any of its Subsidiaries or the Davel Group, as the case may be;

         (iii) any restoration of any contingency reserve, except to the extent that provision for such reserve was made out of income during such period;

         (iv) any net gains or losses on the sale or other disposition of Investments and/or other assets (other than Inventories sold in the ordinary course of business); provided, that there shall also be excluded any related charges for taxes thereon;

         (v) any net gain arising from the collection of the proceeds of any insurance policy; (vi) any amounts deducted for the amortization of good-will or depreciation to the extent resulting from the write-up of any asset(s),

         (vii) any amounts deducted for any payments prohibited by this Credit Agreement, and

         (viii) the income of any MobilePro Subsidiary or the Davel Group, as applicable, to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

"Consolidated Operating Cash Flow" shall mean for any applicable Person(s) for any period, Consolidated EBITDA: (a) less the sum of (i) any Capital Expenditures incurred (ii) any increase in Consolidated Working Capital from the immediately preceding period, (iii) the amount of any losses on sales of assets (excluding sales of Inventory in the ordinary course of business), or (iv) other extraordinary gains or losses; and (b) plus, any decrease in Consolidated Working Capital from the immediately preceding period, all as determined on a consolidated basis in accordance with GAAP.

"Consolidated Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person that would be consolidated with such Person for financial reporting purposes under GAAP.

"Consolidated Tangible Net Worth" shall mean, with respect to any Person and its Consolidated Subsidiaries at any time, the excess of (i) the aggregate net book value of the assets (other than goodwill, unamortized noncompete agreements, organization costs, capitalized financing costs and other intangible assets classified as such in accordance with GAAP) of such Person and its Consolidated Subsidiaries on a consolidated basis after adjustments in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization and any valuation allowance against tax assets) over (ii) the Consolidated Total Liabilities of such Person and its Consolidated Subsidiaries on a consolidated basis, in each case computed and consolidated in accordance with GAAP.

"Consolidated Total Liabilities" shall mean, for any Person and its Consolidated Subsidiaries at any time, all obligations which in conformity with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person and its Consolidated Subsidiaries.

"Consolidated Working Capital" shall mean, for any Person and its Consolidated Subsidiaries at any time (a) all accounts receivable, inventories, and prepaid expenses (other than expenses relating to financings and deferred taxes), less
(b) all accounts payable and accrued liabilities due within one year (other than interest and taxes payable), all as carried as current assets or current liabilities on a balance sheet prepared in accordance with GAAP.

"Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against lass in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

"Cornell Capital Loans" shall mean (i) a six month loan made on August 22, 2004 by Cornell Capital to MobilePro in the amount of $700,000, (ii) a six month additional loan made on August 25, 2004 by Cornell Capital to MobilePro in the amount of $300,000, (iii) a loan made on August 27, 2004 by Cornell Capital to MobilePro in the amount of $8,500,000, and (iv) a loan made on September 22, 2004 by Cornell Capital to MobilePro in the amount of $3,700,000, of which an aggregate of $13,200,000 of such Cornell Capital Loans remains unpaid and outstanding; which Cornell Capital Loans are secured pursuant to separate security agreements, dated August 23, 2004, August 25, 2004, August 27, 2004 and September 22, 2004 (the "Cornell Capital Security Agreements").

 "Cornell Capital Obligations" shall mean the collective reference to (a) the obligation to pay, when due, all principal amount of, and accrued interest and fees payable on, the maximum $13,200,000 principal amount of Cornell Capital Loans, and (b) all other covenants and agreements of the Borrowers, the Existing MobilePro Subsidiaries and the Davel Credit Parties, set forth in the Cornell Capital Security Agreements, as superceded by the MobilePro Pledge Agreement, the Purchaser Pledge Agreement, the Borrowers Security Agreement, the Davel Credit Parties Security Agreement, and the Intercreditor Agreement. The term "Cornell Capital Obligations" shall not, however, mean or include any of the obligations of MobilePro to Cornell Capital under the Equity Line of Credit Agreements.

"Credit and Security Documents" shall have the meaning defined in Section 1.05 of this Agreement.

"Davel Acquisition Documents" shall mean the collective reference to (i) the Loan Purchase Agreement and Transfer and Assignment of Shares, dated of even date, among the Purchaser, MobilePro and the Selling Lenders, (ii) the Transfer and Assignment of Debt Obligations, Credit Agreement and Security Agreement, dated of even date, among the Purchaser, MobilePro and the Selling Lenders, and
(iii) all exhibits, schedules and other documents delivered in connection with the transactions contemplated by the agreement referred to in clauses (i) and
(ii) hereof.

"Davel Credit Parties" shall mean the collective reference to the Purchaser, Davel, Davel Financing, Phonetel, Cherokee and each direct and indirect Subsidiary of Davel, Davel Financing, Phonetel and Cherokee listed on EXHIBIT A annexed hereto.

"Davel Group" shall mean the collective reference to the Purchaser, all of the other Davel Credit Parties and any existing or future direct or indirect Subsidiary of the Purchaser or any of the Davel Credit Parties.

"Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

"Dividends" shall have the meaning provided in Section 7.09.

"Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

"EBIT" shall mean for any applicable Person for any period, (i) the sum (without duplication) of the amounts for such period of (i) Net Income, (ii) provisions for taxes, and (iii) Interest Expense.

"EBITDA" shall mean for any applicable Person for any period, (i) the sum (without duplication) of the amounts for such period of (i) Net Income, (ii) provisions for taxes, (iii) Interest Expense, (iv) depreciation expense, (v) amortization expense and other non-cash charges, and (vi) amortization or write-off of deferred financing costs to the extent deducted in determining Net Income, all as determined on a consolidated basis in accordance with GAAP.

"Eligible Transferee" shall mean and include a commercial bank, financial institution or other institutional "accredited investor" as defined in SEC Regulation D.

"Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than reports prepared by or on behalf of MobilePro or any of its Subsidiaries and not in response to any third party action or request of any kind) or proceedings relating in anyway to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "CLAIMS"), including, without limitation. (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal. response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification. cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

"Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; RCA; the Federal Water Pollution Control Act, as amended, 33 U.S.C" Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 7401 et seq; the CleanAir Act, 42 U.S.C. Sections 7401 et seq; the Safe Drinking Water Act, 42 U.S.C. Sections 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

"Equity Line of Credit Agreements" means the collective reference to (a) an equity line of credit agreement, dated February 6, 2003, and (b) a separate standby equity distribution agreement, dated May 13, 2004.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect as of the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

"ERISA Affiliate" shall mean each "person" (as defined in Section 3(9) of ERISA) which together with MobilePro, a Subsidiary of MobilePro or any other Davel Credit Party would be deemed to be a "single employer" within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

"Equipment" of any Person shall mean "Equipment" of such Person as defined in the Security Agreement.

"Event of Default" shall have the meaning provided in Section 8.

"Existing MobilePro Subsidiaries" shall have the meaning as is defined in
Section 1.05(a) of this Credit Agreement; provided, that the term "Existing MobilePro Subsidiaries" shall not mean or include the Purchaser.

"Facility" shall mean any of the credit facilities established under this Agreement.

"Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal Funds brokers of recognized standing selected by Lender.

"Fees" shall mean all amounts payable pursuant to, or referred to in, Section 2.01, 2.02, 2.03, 2.04 and 2.05.

"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement."

Governmental Agency" shall mean any Federal, state, local or municipal, foreign or other government or subdivision, branch, department or agency thereof and any governmental or quasi-governmental authority of any nature, including any court or other tribunal.

"Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains, electric fluid containing levels of polychlorinated biphenyls, and radon gas and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste, "toxic substances," "toxic pollutants," "contaminants, " or "pollutants," or words of similar import, under any applicable Environmental Law.

"Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets, services, capital stock or other ownership interest or a business(es), whether denominated as earn-out payments, contingent or adjusted purchase price, or otherwise, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder,(iv) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations and (vii) all Contingent Obligations of such Person, (other than Contingent Obligations arising from the guaranty by such Person of the obligations of MobilePro or any of its

Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness and are otherwise permitted hereunder), provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

"Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

"Lender" shall have the meaning provided in the first paragraph of this Agreement.

"Lender Register" shall have the meaning provided in Section 11. 16.

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

"Loan" shall have the meaning provided in Section 1.01, including, without limitation, any assignments or successive assignments of any portion of the Loan pursuant to Section 11.04.

"Loan Documents" shall mean the collective reference to this Agreement, the Note, all Credit and Security Documents, the Registration Rights Agreement, Depositary Account Agreement, the Forbearance Assignment, the Legal Opinion, the Warrant, the Joinder Agreement, and all other certificates, financing statements, instruments and securities executed and delivered in connection with the Loan and the transactions contemplated hereby.

"Margin Stock" shall have the meaning provided in Regulation U.

"Material Adverse Effect" shall mean a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of either
(a) MobilePro and its Subsidiaries (excluding the Davel Group), (b) the Davel Credit Parties, and (c) MobilePro and its Subsidiaries (including the Davel Group), after giving effect to the Transactions, each taken as a consolidated whole.

"MobilePro" shall mean MobilePro Corp., a Delaware corporation.

"Mortgaged Property" shall mean the Real Property listed on Annex IV and designated as "Mortgaged Property" therein."

Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which (i) is contributed to or required to be contributed to by any Borrower or any Davel Credit Party or any ERISA Affiliate of any Borrower or any Davel Credit Party or (ii) was so contributed to by any Borrower or any Davel Credit Party or any ERISA Affiliate of any Borrower or any Davel Credit Party in respect of which any Borrower or any Davel Credit Party or an ERISA Affiliate of any Borrower or any Davel Credit Party could have liability.

"Net Cash Proceeds" shall mean, with respect to any sale or disposition of assets, including, without limitation, any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such sale or disposition, other than the portion of such deferred payment constituting interest, but only as and when so received) received by MobilePro or any of its Subsidiaries from such sale or disposition net of (i) fees, commissions and other out-of-pocket expenses incurred in connection with such sale and paid or payable to Persons who are not Affiliates (unless such fees. commissions and expenses are usual and customary and no less favorable to such Affiliate than would be obtained in a similar aims-length transaction) of any Borrower or any Davel Credit Party (including payment of principal of and premium and interest on Indebtedness secured by the assets the subject of such sale or disposition which is required to be, and which is, repaid under the terms thereof as a result of such sale or disposition) (ii) incremental taxes paid or payable as a result thereof (as reasonably estimated by a senior financial or accounting officer of the seller, giving effect to the overall tax position of the seller), (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities retained by the seller (other than taxes deducted, as aforesaid) associated with the asset disposed of, including, without limitation, accrued liabilities in respect of such asset and liabilities under any indemnification obligations associated with such asset, until such time as such reserve is no longer necessary (at which time any remaining amounts shall be deemed Net Cash Proceeds to be allocated in accordance with provisions of Section 2.02(a)(iii)) and (iv) all distributions and other payments made to minority interest holders in connection with such asset disposition.

"Note" shall have the meaning provided in Section 1.03(a).

"Notice Office" shall mean the principal offices of the Lender, currently located at 115 East Putnam Avenue, Greenwich, Connecticut 06830, or any other location designated by the Lender in writing.

"Obligations" shall mean the collective reference to: (a) all principal and interest due and payable under the Note, and all other amounts, direct or indirect, contingent or absolute, of every type or description, at any time existing and owing by the Borrowers and all direct and indirect MobilePro Subsidiaries, including the members of the Davel Group, to the Lender; and (b) all other covenants, agreements and undertakings of the Borrowers and all direct and indirect MobilePro Subsidiaries, including the members of the Davel Group, set forth in this Agreement, the Note, the Credit and Security Documents and any other Loan Documents.

"Participant" shall have the meaning provided in Section 2.05(a).

"Payment Office" shall mean the office of the Lender at 115 East Putnam Avenue, Box 12, Greenwich, CT 06830, or such other office as Lender may designate to MobilePro in writing from time to time.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

"Permit" shall mean any permit, license, approval, consent or authorization issued by a Governmental Agency under any Environmental Laws.

"Permitted Liens" shall mean Liens permitted under Section 7.03.

"Person" shall mean any individual, partnership, joint venture. firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" shall mean any pension plan as defined in Section 3(2) of ERISA. which
(i) is maintained or contributed to by (or to which there is an obligation to contribute of) any Borrower or any Davel Credit Party or an ERISA Affiliate of any Borrower or any Davel Credit Party or (ii) was so maintained or contributed to by any Borrower or any Davel Credit Party or an ERISA Affiliate of any Borrower or any Davel Credit Party in respect of which any Borrower or any Davel Credit Party or an ERISA Affiliate of any Credit party could have liability under Section 4069 or Section 4212 of ERISA.

"RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 USC. Sections 6901 et seq.

"Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

"Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under PBGG regulations.

"SEC" shall mean the United States Securities and Exchange Commission.

"SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

"Secured Creditor" shall mean and include any Secured Creditor as defined in any Security Document.

"Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity or ownership interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean and include any direct Subsidiary of MobilePro or the Purchaser, any Subsidiary of a Davel Credit Party, or any direct or indirect Subsidiary of any of such Persons.

"UCC" shall mean the Uniform Commercial Code.

"Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

"U.S." shall mean the United States of America.

"Wholly Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock, membership interests or other equity or ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person.

"Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

"Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

SECTION 10. MISCELLANEOUS.

10.01 Payment of Expenses. etc. MobilePro agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Lender in connection with the negotiation, preparation, execution, delivery and administration of the Credit and Security Documents and the documents and instruments referred to therein and any amendment, waiver, consent or additional document relating thereto (including, without limitation, the reasonable fees and disbursements of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, but not more than one law firm for all Lenders) in connection with the administration and/or enforcement of the Credit and Security Documents and the documents and instruments referred to therein; (ii) pay and hold each of the Lender harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Lender) to pay such taxes; and (iii) indemnify the Lender and its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among any Lender, any Borrower or any Davel Credit Party or any third Person or otherwise) related to the entering into and/or performance of any Credit Document or the use of the proceeds of the Loan hereunder or the Transaction or the consummation of any transactions contemplated in any Credit Document, including, without limitation, any such investigation, litigation or other proceeding relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Borrower or any Davel Credit Party or any Real Property owned or operated by them, and in each case, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses solely to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

10.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Borrower or any Davel Credit Party or to any other Person. any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Lender (including, without limitation, by branches and agencies of the Lender wherever located) to or for the credit or the account of any Borrower or any Davel Credit Party against and on account of the Obligations and liabilities of such Credit parry to the Lender under this Agreement or under any of the other Credit and Security Documents, including, without limitation, all interests in Obligations of such Davel Credit Party acquired by the Lender, and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

10.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic. telex, telecopier, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to any Borrower or any Davel Credit Party, at the address specified opposite its signature below or in the other relevant Credit and Security Documents, as the case may be; if to any Lender, at its address specified for the Lender on the signature page hereto; or, at such other address as shall be designated by any parry in a written notice to the other parties hereto. Any notice or other communication required to be or otherwise provided to the Lender will be deemed to have been provided to the Lender if delivered as provided above to Lender. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, delivered or cabled or sent by overnight courier, and shall be effective when received.

10.04 Benefit of Agreement.

         (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided, that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may at any time grant participation in any of its rights hereunder or under the Note to another financial institution that is not a competitor of MobilePro or any Subsidiary, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit and Security Documents (the participant's rights against the Lender in respect of such participation to be those set forth in the agreement executed by the Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if the Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.09 and 3.04 of this Agreement to the extent that the Lender would be entitled to such benefits if the participation had not been entered into or sold, and provided further that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the Maturity Date or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in the Loan over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Loan, or a mandatory prepayment, shall not constitute a change in the terms of the Loan),(ii) release all or substantially all of the Collateral or (iii) consent to the assignment or transfer by any Borrower or any Davel Credit Party of any of its rights and obligations under this Agreement or any other Credit Document.

         (b) Notwithstanding the foregoing, (x) any Lender may assign all or a portion of the Loan and its rights and obligations hereunder to one or more Lenders, and (y) any Lender may assign all or a portion of its outstanding Loan and its rights and obligations hereunder to one or more Eligible Transferees . No assignment pursuant to the immediately preceding sentence shall, to the extent such assignment represents an assignment to an institution other than one or more Lenders hereunder, be in an aggregate amount less than $500,000 unless the entire Loan of the assigning Lender is so assigned. If any Lender so sells or assigns all or a part of its rights hereunder or under the Note, any reference in this Agreement or the Note to such assigning Lender shall thereafter refer to the Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 10.04(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement and giving Lender and the Borrowers written notice thereof. At the time of any such assignment, (i) Annex I shall be deemed to be amended to reflect the Loan of the respective assignee (which shall result in a direct reduction to the Loan of the assigning Lender) and of the other Lenders, and (ii) if requested by the assignee Lender, the Borrowers will issue a new Note to the respective assignee and to the assigning Lender in conformity with the requirements of Section 1.12. To the extent of any assignment pursuant to this Section 10.04(b) to a Person which is not already a Lender hereunder and which is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrowers and Lender the appropriate Internal Revenue Service Forms (and, if applicable, a Section 3.04 Certificate) described in Section 3.04(b). The Lenders and the Borrowers agree to execute such documents (including without limitation amendments to this Agreement and the other Credit and Security Documents) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Note or Loan to a Federal Reserve Bank in support of borrowings made by the Lender from such Federal Reserve Bank.

         (c) Notwithstanding any other provisions of this Section 10.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require MobilePro to file a registration statement with the SEC or to qualify the Loan under the "Blue Sky" laws of any State.

         (d) The Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this
Section 10 will. upon its becoming party to this Agreement, represent that it is an Eligible Transferee which makes loans in the ordinary course of its business and that it will make or acquire all or a portion of the Loan for its own account in the ordinary course of such business, provided that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by the Lender shall at all times be within its exclusive control.

10.05 No Waiver; Remedies Cumulative, No failure or delay on the part of any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any Davel Credit Party and any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Lender or Davel Credit Party would otherwise have. No notice to or demand on any such party in any case shall entitle any Borrower or any Davel Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

10.06 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

         (a) This Agreement and the other Loan Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the internal laws of the State of New York. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement; MobilePro hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. MobilePro further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to MobilePro located outside the City of New York, at its address for notices pursuant to Section 10.03, such service to become effective 10 days after such mailing. Nothing herein shall affect the right of any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against MobilePro in any other jurisdiction.

         (b) MobilePro hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         (c) Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit and Security Documents or the transactions contemplated hereby or thereby.

10.07 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with MobilePro and the Lender.

10.08 Effectiveness. This Agreement shall become effective on the Closing Date when the Borrowers and the Lender shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to Lender at its offices located at 111 East Putnam Avenue, Greenwich, Delaware.

10.09 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.10 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the respective Davel Credit Parties party thereto and the Lender.

10.11 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the making and repayment of the Loan.

10.12 Domicile of Loan. The Lender may transfer and carry its Loan at, to or for the account of any branch office, subsidiary or affiliate of the Lender, provided that the Borrowers shall not be responsible for costs arising under
Section 3.04 resulting from any such transfer (other than a transfer pursuant to Section 1.11 to the extent not otherwise applicable to the Lender prior to such transfer).

10.13 Confidentiality, Subject to Section 10.04, the Lender shall hold as confidential all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure to its Affiliates, employees, auditors, advisors, or counsel or as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of the Loan or participation therein (so long as such transferee or participant agrees to be bound by the provisions of this Section 10.15) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, the Lender shall notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender be obligated or required to return any materials furnished by or on behalf of any Borrower or any Davel Credit Party.

10.14 Insurance. The Borrowers agree that unless it provides the Lender with evidence of the insurance coverage required by the Credit and Security Documents (including Section 6.03 hereof) the Lender may purchase insurance at the Borrowers' expense to protect its interests in the Collateral. This insurance may, but need not, protect the Davel Credit Parties' interests. The coverage that is so purchased may not pay any claim that any Borrower or any Davel Credit Party makes or any claim that is made by any Borrower or any Davel Credit Party in connection with the Collateral. The Borrowers may later cancel any insurance so purchased, but only after providing the Lender with evidence that the Borrowers have obtained insurance as required by the Credit and Security Documents (including Section 6.03 hereof). If insurance is so purchased by the Lender, the Borrowers shall be responsible for the cost of such insurance, including interest and any other charges that the Lender may impose in connection with the placement of such insurance, until the effective date of such cancellation. The costs of such insurance may be added to the Obligations. The costs of such insurance may be more than the cost of insurance that any Borrower or any Davel Credit Party may be able to obtain on its own.

10.15 Construction. The parties hereto agree that this Agreement is the product of negotiations among sophisticated parties, ail of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.


                             *         *         *

         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MOBILEPRO CORP.


By: /S/ JAY O. WRIGHT
   --------------------------------------------
   Name: Jay O. Wright
   Title: Chairman and Chief Executive Officer

Address for MobilePro:
6701 Democracy Blvd., Suite 300
Bethesda, MD 20817
Telecopy:
Attention: President

DAVEL ACQUISITION CORP.


By /S/ JAY O. WRIGHT
   --------------------------------------------
   Name: Jay O. Wright
   Title: President and Chief Executive Officer

Address for Davel Acquisition Corp.
6701 Democracy Blvd., Suite 300
Bethesda, MD 20817
Telecopy:
Attention: President


AIRLIE OPPORTUNITY MASTER FUND, LTD.


By: /S/ ANDREW DWYER
   -----------------------------------------
        Name:  Andrew Dwyer
        Title:

Address for Airlie Opportunity Master Fund, Ltd.
115 East Putnam Avenue, Box 12
Greenwich CT 06830
Telecopy:  (203) 661-0479
Attention: Seth Cameron, President